SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
Filed by the Registrant	☒
Filed by a party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
RIGETTI COMPUTING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

775 Heinz Avenue
Berkeley, CA 94710
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2023 at 9:00 a.m. Pacific Time
Dear Stockholder:
On behalf of our Board of Directors, it is our pleasure to invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Rigetti Computing, Inc., a Delaware corporation.
The Annual Meeting will be held virtually, via live webcast available at www.virtualshareholdermeeting.com/RGTI2023, on June 15, 2023 at 9:00 a.m., Pacific Time. We believe hosting a virtual meeting enables increased stockholder participation and improves meeting efficiency and our ability to communicate effectively with our stockholders, while lowering the cost of conducting the Annual Meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the Annual Meeting, ask your questions and vote your shares during the meeting by visiting www.virtualshareholdermeeting.com/RGTI2023. To participate in the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/RGTI2023 and enter the 16-digit control number located on the Notice of Internet Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders, your proxy card or voting instruction form. Additional details regarding access to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement. We encourage you to attend online and participate. We recommend that you log in a few minutes before 9:00 a.m., Pacific Time, to ensure you are logged in when the Annual Meeting starts. Please refer to the additional logistical details in the accompanying Proxy Statement.
The record date for the Annual Meeting is April 24, 2023. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
The Annual Meeting will be held for the following purposes:
1.	To elect three Class I directors, Subodh Kulkarni, Ray Johnson and H. Gail Sandford, each to serve until our 2026 Annual Meeting of Stockholders.
2.
To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of our shares of common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-10 (the “Reverse Split Proposal”).

3.	To ratify the selection of BDO USA, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2023.
4.	To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2.
5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.
By Order of the Board of Directors,

Rick Danis
General Counsel and Corporate Secretary

Berkeley, CA
April 28, 2023
You are cordially invited to attend the virtual Annual Meeting. Whether or not you expect to attend the Annual Meeting, you are urged to vote and submit your proxy by following the procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other similar organization and you wish to vote during the Annual Meeting, you must obtain a proxy issued in your name from the record holder and follow the instructions from such organization.

775 Heinz Avenue
Berkeley, CA 94710
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 15, 2023 at 9:00 a.m. Pacific Time
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
What is Rigetti Computing, Inc.?
On March 2, 2022 (the “Closing Date”), we consummated the transactions contemplated by that certain Agreement and Plan of Merger dated as of October 6, 2021, as amended on December 23, 2021 and January 10, 2022 (as amended, the “Merger Agreement”), by and among Supernova Partners Acquisition Company II, Ltd. (“Supernova”), Supernova Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Supernova (“First Merger Sub”), Supernova Romeo Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Supernova (“Second Merger Sub”), and Rigetti Holdings, Inc., a Delaware corporation (“Legacy Rigetti”). As contemplated by the Merger Agreement, on March 1, 2022, Supernova, which was originally incorporated on December 22, 2020 as a Cayman Islands exempted company, was domesticated as a Delaware corporation and changed its name to “Rigetti Computing, Inc.” (the “Domestication”). On the Closing Date, (i) First Merger Sub merged with and into Legacy Rigetti, the separate corporate existence of First Merger Sub ceased and Legacy Rigetti survived as a wholly owned subsidiary of Rigetti Computing, Inc. (the “Surviving Corporation” and, such merger, the “First Merger”) and (ii) immediately following the First Merger, the Surviving Corporation merged with and into the Second Merger Sub, the separate corporate existence of the Surviving Corporation ceased and Second Merger Sub survived as a wholly owned subsidiary of Rigetti Computing, Inc. and changed its name to “Rigetti Intermediate LLC” (such merger transaction and together with the First Merger, the Domestication and the other transactions contemplated by the Merger Agreement, the “Business Combination”).
Unless the context indicates otherwise, references in this proxy statement to the “Company,” “Rigetti,” “Rigetti Computing,” “we,” “us,” “our” and similar terms refer to Rigetti Computing, Inc.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 28, 2023 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
You will not receive any additional proxy materials via mail unless you request a printed copy in accordance with the instructions set forth in the Notice. We may elect, in our discretion, to send you a proxy card, along with a second Notice, on or after 10 calendar days have passed since our first mailing of the Notice.
How do I attend, participate in, and ask questions during the Annual Meeting?
We will be hosting the Annual Meeting via live webcast only. You are entitled to attend the Annual Meeting live online at www.virtualshareholdermeeting.com/RGTI2023 if you were a stockholder as of the close of business on April 24, 2023, referred to as the “Record Date.” The Annual Meeting will start at 9:00 a.m., Pacific Time, on Thursday, June 15, 2023. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

In order to enter the Annual Meeting, you will need the 16-digit control number, which is included in the Notice or on your proxy card if you are a stockholder of record, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares in “street name.” Instructions on how to attend and participate are available at www.proxyvote.com. We recommend that you log in a few minutes before 9:00 a.m., Pacific Time, to ensure you are logged in when the Annual Meeting starts. The virtual meeting room will open 15 minutes before the start of the Annual Meeting. If you are a beneficial owner, you should contact the bank, broker or other institution where you hold your account well in advance of the Annual Meeting if you have questions about obtaining your proxy Notice control number.
If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/RGTI2023 using your control number, type your question into the appropriate box, and click “Submit.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:
•	You may submit questions electronically through the meeting portal during the Annual Meeting.
•	Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions.
•	Please direct all questions to Dr. Subodh Kulkarni, our Chief Executive Officer.
•	Please include your name and affiliation, if any, when submitting a question.
•
Limit your remarks to one brief question that is relevant to the Annual Meeting and/or our business and that such questions are respectful of your fellow stockholders and meeting participants. Questions and answers may be grouped by topic, and substantially similar questions may be grouped and answered once.

•
Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•	Be respectful of your fellow stockholders and Annual Meeting participants.
•	No audio or video recordings of the Annual Meeting are permitted.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/RGTI2023. Technical support will be available starting 15 minutes prior to the start of the Annual Meeting.
Will a list of record stockholders as of the Record Date be available?
For a period of ten days ending the day prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting as of the close of business on the Record Date will be available at our corporate headquarters, located at 775 Heinz Avenue, Berkeley, CA 94710, for examination by any stockholder of record for a legally valid purpose upon written request. Please direct your written request to us via email at IR@rigetti.com.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 129,659,929 shares of common stock, par value $0.0001 per share (the “Common Stock”), outstanding and entitled to vote.
•
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual

Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
•
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online during the meeting unless you request and obtain a valid proxy from your broker or other agent, as required. Check with your brokerage firm, bank, dealer or other similar organization, and follow the instructions you receive from your brokerage firm, bank, dealer or other similar organization prior to the Annual Meeting.

How many votes do I have?
Each holder of shares of our Common Stock will have one vote per share of Common Stock held as of the Record Date.
What am I voting on?
There are four matters scheduled for a vote:
•	Proposal 1: Election of three Class I directors, Subodh Kulkarni, Ray Johnson and H. Gail Sandford, each to hold office until the 2026 Annual Meeting of Stockholders;
•	Proposal 2: Approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of our shares of Common Stock at a ratio of 1-for-10;
•	Proposal 3: Ratification of the selection of BDO USA, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2023; and
•	Proposal 4: Approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2.
What if another matter is properly brought before the Annual Meeting?
Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
If you are a stockholder of record and your shares are registered directly in your name, you may do the following to either vote your shares or submit a proxy to have your shares voted:
•
By Internet. To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide your control number from the Notice. Your Internet vote must be received by 8:59 p.m., Pacific Time, on June 14, 2023 to be counted.

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By Telephone. Call 1-800-690-6903 toll-free from the United States, U.S. territories and Canada, and follow the instructions on the Notice. You will be asked to provide your control number from the Notice. Your telephone vote must be received by 8:59 p.m., Pacific Time, on June 14, 2023 to be counted.

•
By Proxy Card. Complete, sign and date the proxy card that may be requested and return it promptly in the envelope provided. If we receive your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. Your proxy card must be received by 8:59 p.m., Pacific Time, on June 14, 2023 to be counted.

•	Online During the Annual Meeting. Access the Annual Meeting by visiting www.virtualshareholdermeeting.com/RGTI2023 and providing your control number from the Notice.

If your shares of Common Stock are held in street name (i.e., held for your account by a broker, bank or other nominee), you should have received a notice containing voting instructions from that organization rather than from us. You should follow the instructions in the notice to ensure your vote is counted. To vote online during the Annual Meeting, you are required to obtain a valid legal proxy card from your broker or other nominee. Follow the instructions from your broker, bank or other nominee or contact your broker, bank or other nominee to request a proxy card, and access the Annual Meeting by following the instructions you receive and using the control number provided by your bank, broker or other nominee.
Internet voting during the Annual Meeting and/or internet proxy voting in advance of the Annual Meeting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your vote instructions. Please be aware that you must bear any costs associated with your internet access.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone, using a printed proxy card or online during the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card without indicating how you want your shares voted on each proposal or otherwise vote without making voting selections for each proposal, your shares will be voted in accordance with the recommendations of our Board of Directors: “FOR” the election of each of the three nominees for director; “FOR” the approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of our shares of Common Stock at a ratio of 1-for-10; “FOR” the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and “FOR” the approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2 (reverse stock split). If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in “street name” and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. All brokers registered as members with NYSE are subject to NYSE rules and, accordingly, NYSE Rules apply to the voting of all shares held in a brokerage account, including shares of a company like ours listed on Nasdaq. In this regard NYSE has advised us that Proposal 1 is considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on Proposal 1 in the absence of your voting instructions. However, Proposals 2, 3 and 4 are considered to be “routine” matters under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposals 2, 3 and 4.
The election of directors (Proposal 1) is considered “non-routine,” which would result in a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. Your broker, bank or other agent cannot vote your shares on Proposal 1 without your instructions. Please instruct your bank, broker or other agent to ensure that your vote will be counted.

The approval of an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split (Proposal 2), the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm (Proposal 3) and the approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2 (Proposal 4) are each considered a “routine” matter, and your broker, bank or other agent may vote your shares on these proposals even in the absence of your instructions.
If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, then yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:
•	Submit another properly completed proxy card with a later date.
•	Grant a subsequent proxy by telephone or through the internet.
•
Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

•	Send written notice of revocation to our Secretary, which must be received by the Company at IR@rigetti.com before the time the Annual Meeting begins.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner and your shares are held in “street name” by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “FOR,” “WITHHOLD” and broker non-votes; and, with respect to the other proposals, votes “FOR,” “AGAINST” and abstentions. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total for this proposal. Abstentions on Proposals 2, 3, and 4 will have the same effect as an “Against” vote. We do not anticipate broker non-votes for Proposals 2, 3 and 4 because we have been advised by the NYSE that such proposals should be considered “routine” under NYSE rules, and accordingly, we believe that your broker, bank, dealer or other agent may vote your shares on these proposals without instructions from you; however, to the extent there are broker non-votes for these proposals, such broker non-votes will be counted as votes “Against” such proposals.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Directors
The three nominees receiving the most “FOR” votes from the holders of shares, either present virtually at the meeting or represented by proxy, and entitled to vote on the election of directors will be elected; withheld votes will have no effect.
			Not applicable	No effect

2	Approval of an Amendment to the Company’s Certificate of Incorporation to effect a reverse stock split at a ratio of 1-for-10	“FOR” votes from the holders of shares representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote on the matter.	Against	Not Applicable

3	Ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023
“FOR” votes from the holders of shares representing a majority of the voting power of the shares of Common Stock, either present virtually at the meeting or represented by proxy, and entitled to vote on the matter.
			Against	Not applicable

4	Approval of Adjournment Proposal
“FOR” votes from the holders of shares representing a majority of the voting power of the shares of Common Stock, either present virtually at the meeting or represented by proxy, and entitled to vote on the matter.
			Against	Not applicable
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the voting power of the outstanding shares of Common Stock entitled to vote are present at the Annual Meeting by virtual attendance or represented by proxy. On the Record Date, there were 129,659,929 shares of our Common Stock outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the Annual Meeting or the holders of a majority of the voting power of shares present at the Annual Meeting or represented by proxy and entitled to vote thereon may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
When are stockholder proposals and director nominations due for next year’s annual meeting?
Requirements for stockholder proposals to be brought before an annual meeting.
Our bylaws (“Bylaws”) provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at Rigetti Computing, Inc., 775 Heinz Avenue Berkeley, CA 94710. To be timely for the 2024 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between February 16, 2024 and March 17, 2024; provided that, in the event that the date of the 2024 annual meeting of stockholders is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s Annual Meeting, you must give the required notice not earlier than the 120th day prior to the 2024 annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. A stockholder’s notice to the Secretary must also set forth the information required by our Bylaws.
Requirements for stockholder proposals to be considered for inclusion in our proxy materials.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be included in the proxy materials for the 2024 annual meeting of stockholders must be received by us at the above address not later than December 30, 2023 in order to be considered for inclusion in our proxy materials for that meeting.

PROPOSAL 1

ELECTION OF DIRECTORS
General
Our Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors. Currently, Class I consists of three directors and Classes II and III each consist of two directors. Each class serves a staggered three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors, unless the Board of Directors determines by resolution that any such vacancies shall be filled by the stockholders. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified or the director’s earlier death, resignation or removal. There are currently no vacancies on the Board of Directors.
Our Board of Directors currently consists of seven directors. There are three directors in Class I whose term of office expires in 2023. Upon the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board of Directors has nominated the following three individuals for election as directors at the Annual Meeting:
•	Subodh Kulkarni
•	Ray Johnson
•	H. Gail Sandford
The biographies below under “Information Regarding Director Nominees and Current Directors” include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director nominee that led the Nominating and Corporate Governance Committee to believe that each nominee should continue to serve on the Board of Directors. If you elect the nominees listed above, they will each hold office until the 2026 Annual Meeting of Stockholders and until each of their successors has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. All nominees are currently serving on our Board of Directors and have consented to being named in this proxy statement and to serve if elected. There are no family relationships among any of our executive officers or directors. It is our policy to encourage directors and nominees for director to attend the Annual Meeting.
Vote Required
Directors are elected by a plurality of the votes cast at the Annual Meeting by the holders of shares virtually present during the meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the most “FOR” votes will be elected as directors. Abstentions will have no effect on the outcome of Proposal 1. You may not vote your shares cumulatively for the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election because of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board of Directors. Your proxy cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement.
Our Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
EACH OF THESE DIRECTOR NOMINEES FOR CLASS I DIRECTOR.
(PROPOSAL 1 ON YOUR NOTICE OF INTERNET AVAILABILITY)

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS
The following table sets forth, for the Class I nominees and our other directors whose terms will continue after the Annual Meeting, their ages and position or office held with us as of the date of this proxy statement:
Name	Age	Position	Director Since
Class I director nominees for election at the 2023 Annual Meeting of Stockholders
Subodh Kulkarni	58	President & Chief Executive Officer and Director	2022
Ray Johnson	67	Director	2022
H. Gail Sandford	60	Director	2022

Class II directors continuing in office until the 2024 Annual Meeting of Stockholders
Alissa Fitzgerald	53	Director	2022
David Cowan	57	Director	2022

Class III directors continuing in office until the 2025 Annual Meeting of Stockholders
Cathy McCarthy	75	Director	2022
Michael Clifton	43	Director	2022
Set forth below is biographical information for the director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our Board of Directors to recommend them for service as a member of the Board of Directors.
Nominees for Election at the 2023 Annual Meeting of Stockholders
Subodh Kulkarni. Dr. Subodh Kulkarni has served as President, Chief Executive Officer and director of Rigetti since December 2022. Dr. Kulkarni previously served as president, chief executive officer, and member of the Board of Directors of CyberOptics Corporation (“CyberOptics”), a developer and manufacturer of high precision sensors and inspection systems for the semiconductor and electronics industry. He held these roles from 2014 until CyberOptics was acquired by Nordson Corporation in November 2022. Prior to CyberOptics, Dr. Kulkarni was chief executive officer of Prism Computational Sciences, a developer of software tools for scientific and commercial applications in the semiconductor industry. Earlier in his career, he held additional leadership positions, including chief technology officer and senior vice president of OEM/Emerging business, global commercial business, R&D and manufacturing at Imation, a global scalable storage and data security company. Dr. Kulkarni began his career in research and management positions with 3M Corporation and IBM. He received his B.S. in chemical engineering from the Indian Institute of Technology, Mumbai, and later obtained a M.S. and Ph.D. in chemical engineering from MIT. Dr. Kulkarni currently serves on the Board of Directors of KeyTronic Corporation, a publicly traded electronics manufacturing services company, as well as chairman of the Board of Directors of Prism Computational Sciences. The Nominating and Corporate Governance Committee of our Board of Directors and our Board of Directors believe Dr. Kulkarni is well qualified to serve on our Board of Directors because of his prior leadership and officer positions at technology and software companies.
Ray Johnson. Dr. Johnson has served as a member of the Board of Directors since March 2022 and previously served as a member of the Legacy Rigetti Board of Directors from August 2019 until the consummation of the Business Combination. He has served as Chief Executive Officer of the Technology Innovation Institute since August 2021, and also has served as Operating Partner at Bessemer Venture Partners since July 2020, after joining Bessemer Venture Partners as an Executive In Residence in June 2015. Prior to that, Dr. Johnson served as Senior Vice President and Chief Technology Officer of the Lockheed Martin Corporation from July 2006 to February 2015. He also served as Senior Vice President and Chief Operating Officer of Modern Technology Solutions, Inc. from June 2005 to July 2006 and as Senior Vice President and Business Unit General Manager at SAIC from January 1996 to June 2005. Dr. Johnson is also a member of the Board of Directors of Xanadu Quantum Technologies. Dr. Johnson received a B.S. in electrical engineering from Oklahoma State University and a PhD. and M.S. in electrical engineering from the U.S. Air Force Institute of Technology. The Nominating and Corporate Governance Committee of our Board of Directors and our Board of Directors believe Dr. Johnson is qualified to serve as a member of the Board of Directors because of his integral involvement in the technology industry, generally, and management roles at global venture capital firms.

H. Gail Sandford. Ms. Sandford has served as a member of the Board of Directors since March 2022. Ms. Sandford has held the position of Principal Director, Business Transformation Office at The Aerospace Corporation since March 2023. Prior to joining The Aerospace Corporation, Ms. Sandford served as Chief Operations Officer of Recros Medica, an aesthetic medical device startup from 2017 to 2022, and as Chief Operations Officer of PFMG Solar, a leading solar developer in the municipal and school market from 2011 to 2017. Previously, Ms. Sandford served as Vice President at SM&A, a publicly traded consulting firm specializing in business capture and program support services for clients in aerospace, defense, homeland security, and information services, and as Director of Proprietary Programs at Boeing, where she led a program to deliver a novel classified space system. Ms. Sandford holds a B.S. in physics from North Georgia College, an M.S. in engineering from The George Washington University, and an MBA from the University of Southern California. The Nominating and Corporate Governance Committee of our Board of Directors and our Board of Directors believe Ms. Sandford is qualified to serve on the Board of Directors due to her experience in managing large, complex technical programs and her significant government contract experience.
Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders
Alissa M. Fitzgerald. Dr. Fitzgerald has served as a member of the Board of Directors since March 2022 and previously served as a member of the Legacy Rigetti Board of Directors from April 2018 until the consummation of the Business Combination. She has also served as the Chief Executive Officer and Managing Member of A.M. Fitzgerald & Associates, LLC, a consulting services firm for micro electromechanical systems (MEMS) product development and technology since 2003. She had previously worked in engineering or management positions at several technology companies. She currently serves as a member of the Board of Directors of Transducer Research Foundation since 2016 and served as a Board of Directors director for the MEMS Industry Group (MIG) from 2008 to 2014. Dr. Fitzgerald received a PhD. in aeronautics and astronautics from Stanford University and an M.S. and B.S. in aeronautics and astronautics from the Massachusetts Institute of Technology. The Nominating and Corporate Governance Committee of our Board of Directors and our Board of Directors believe Dr. Fitzgerald is qualified to serve as a member of the Board of Directors because of her extensive experience as a senior executive and substantial knowledge in semiconductor and electronics technology.
David Cowan. Mr. Cowan has served as a member of the Board of Directors since March 2022 and previously served as a member of the Legacy Rigetti Board of Directors from April 2021 until the consummation of the Business Combination. Mr. Cowan is a partner at Bessemer Venture Partners, a venture capital investment firm. Mr. Cowan is or has been a member of the Board of Directors of a number of portfolio companies of Bessemer Venture Partners, including Xanadu Quantum Technologies. Mr. Cowan is also a member of the Board of Directors of Rocket Lab USA, Inc. Mr. Cowan holds an A.B. in Computer Science and Mathematics from Harvard University and an MBA from Harvard Business School. The Nominating and Corporate Governance Committee of our Board of Directors and our Board of Directors believe Mr. Cowan is qualified to serve as a member of the Board of Directors because of his integral involvement in the technology industry, generally, and his experience in the venture capital industry.
Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders
Cathy McCarthy. Ms. McCarthy has served as a member of the Board of Directors since March 2022 and, has served as Chair of the Board of Directors since July 15, 2022. Ms. McCarthy previously served as a member of Legacy Rigetti Board of Directors from July 2021 until the consummation of the Business Combination. Ms. McCarthy has served as President and CEO of Cross Tack Consulting, a strategy consulting firm, since 2011. Ms. McCarthy previously served as Chief Executive Officer and as Chief Financial Officer of SM&A, a publicly traded company specializing in business capture and program services support services to government contractors. Ms. McCarthy served on the Board of Directors, compensation committee and audit committee of Solta Medical, Inc., prior to its merger with Valeant Pharmaceuticals International, Inc. She currently serves as a Board of Directors member and audit committee chair of the Middleby Corporation, a publicly-traded company in the foodservice equipment industry. Ms. McCarthy began her career at Mellon Bank, N.A., where she was Vice President of several lending departments and was responsible for oversight of highly leveraged and distress assets. The Nominating and Corporate Governance Committee of our Board of Directors and our Board of Directors believe Ms. McCarthy is qualified to serve as a member of the Board of Directors because of her extensive experience and prior public Board of Directors and audit committee experience.
Michael Clifton. Mr. Clifton has served as a member of the Board of Directors since March 2022. Mr. Clifton currently serves as a Partner at Falfurrias Management, where he helps lead Falfurrias Growth Partners. He served as a director and Chief Financial Officer of Supernova Partners Acquisition Company III Ltd. until March 2023 and April 2023, respectively, and as a director and Chief Financial Officer of Supernova Partners Acquisition Company II, Ltd. until March 2022. Prior to that he was a senior investment professional at The Carlyle Group from 2010 to 2020 as a member of its flagship U.S. Buyout team where he helped lead Carlyle’s investing activities in the technology and business services sectors. During his tenure with Carlyle, he worked on transactions involving companies in multiple sectors, including enterprise software, financial technology, semiconductors, and IT services. He has served on four private Board of Directors and has been a Board of Directors observer of a public company. Over his career, Mr. Clifton has been involved in several leveraged buyouts, growth investments, and carve-outs. Mr. Clifton has substantial public market experience and has helped lead the public offerings of three companies. Prior to joining Carlyle, Mr. Clifton worked at two middle market private equity firms, as well as in the M&A group of Bank of America Securities. He earned a Bachelor of Arts, cum laude, in classics from Davidson College, and an MBA with High Distinction from the Harvard Business School where he was a Baker Scholar. The Nominating and Corporate Governance Committee of our Board of Directors and our Board of Directors believe Mr. Clifton is qualified to serve on the Board of Directors due to his corporate finance experience and experience investing in technology companies, including semiconductor businesses.
A Board Diversity Matrix providing the diversity statistics for our Board of Directors has been posted on our Company website at: https://investors.rigetti.com/corporate-governance/board-of-directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Under the Nasdaq listing standards, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by our Board of Directors.
Based on information provided by each director concerning his or her background, employment and affiliations, the Board of Directors has determined that none of our directors, other than Dr. Kulkarni, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and affirmatively determined that each of the director nominees and our other directors, other than Dr. Kulkarni, is “independent” as that term is defined under the Nasdaq listing standards. In addition, our Board of Directors previously determined that Peter Pace, who previously served as a director and chair of the Board of Directors during 2022 until July 2022, including as a member of the audit committee and the compensation committee, was “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the Board of Directors considered the current and prior relationships that each non-employee director has with Rigetti and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of securities of Rigetti by each non-employee director and the transactions described in the section titled “Transactions with Related Persons.” The Board of Directors also determined that each member of our Audit, Compensation and Nominating and Corporate Governance Committees satisfies the independence standards for such committees established by the SEC and the Nasdaq listing standards, as applicable.
Board of Directors Leadership Structure
Our Board of Directors has an independent chair, Ms. McCarthy, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board of Directors. Accordingly, the Board of Directors Chair has substantial ability to shape the work of the Board of Directors. We believe that separation of the positions of Board of Directors Chair and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Board of Directors Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the Company and its shareholders. As a result, we believe that having an independent Board of Directors Chair can enhance the effectiveness of the Board of Directors as a whole.
Role of the Board of Directors in Risk Oversight
One of the key functions of the Board of Directors is informed oversight of our risk management process. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. The Board of Directors administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. Our Board of Directors and its committees consider specific risk topics, including risks associated with our strategic plan, business operations, capital structure, information technology, data privacy and cyber security. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board of Directors.
Our audit committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our guidelines and policies with respect to financial risk management and financial risk assessment, including our financial risk exposures and the steps our management takes to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements in addition to oversight of the performance of our internal audit function. Areas of focus for the audit committee include policies and other matters relating to our investments, cash management, financial risk exposures, the adequacy and effectiveness of our information security policies and practices in addition to oversight of cybersecurity management, including through its subcommittee focused on cybersecurity. Our compensation committee assesses and monitors whether any of our compensation plans, policies and programs comply with applicable legal and regulatory requirements and has the potential to encourage excessive risk-taking, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. Our nominating and corporate governance committee oversees and reviews with management any major legal compliance risk exposures and the steps management has taken to monitor or mitigate such exposures and monitors the effectiveness of our corporate governance structure, including whether they are successful in preventing illegal or improper liability-creating conduct.
In connection with its reviews of the operations and corporate functions of our company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. While the Board of Directors and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board of Directors and its committees on such matters.
Meetings of the Board of Directors and its Committees
The Board of Directors met 18 times during the fiscal year ended December 31, 2022. Each member of the Board of Directors, with the exception of Subodh Kulkarni who was elected to the Board of Directors on December 16, 2022, attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
As required under applicable Nasdaq listing standards, during the fiscal year ended December 31, 2022, our non-management directors met 18 times in executive sessions at which only non-management directors were present.
Information Regarding Committees of the Board of Directors
The Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2022 for each of the committees:
Name	Audit	Compensation	Nominating and Corporate Governance
Subodh Kulkarni[1]
Chad Rigetti[2]
Alissa Fitzgerald	X		X*[3]
Ray Johnson		X*[4]
David Cowan			X
Cathy McCarthy	X*[5]
Michael Clifton[6]		X
H. Gail Sandford	X		X
General Peter Pace	X7		X7
Total meetings in 2022	6	4	13
*	Committee Chairperson
[1]	Subodh Kulkarni has served as a member of the Board of Directors since December 16, 2022.
[2]	Chad Rigetti, our former President, Chief Executive Officer and Director, resigned from our Board of Directors effective December 15, 2022.
[3]
Alissa M. Fitzgerald served as the Chairperson of our nominating and corporate governance committee until March 2023, when H. Gail Sandford was appointed as the Chairperson of the nominating and corporate governance committee.

[4]	Ray Johnson served as the Chairperson of our compensation committee until March 2023, when Michael Clifton was appointed as the Chairperson of the compensation committee.
[5]	Cathy McCarthy was appointed as Chair of the Board of Directors on July 15, 2022.
[6]	Michael Clifton was appointed to our audit committee in March 2023.
[7]
General Peter Pace resigned from our Board of Directors effective July 15, 2022, including as the Chair of the Board of Directors and member of the audit committee and nominating and corporate governance committee.

The Board of Directors has adopted a charter for each of its committees, which comply with the applicable requirements of current SEC and Nasdaq rules. We intend to comply with future requirements to the extent applicable. Copies of the charters for each committee are available on the investor relations portion of our website (https://investors.rigetti.com/).
Below is a description of each committee of the Board of Directors.
Audit Committee
The audit committee consists of Cathy McCarthy, H. Gail Sandford, Alissa Fitzgerald and Michael Clifton, each of whom the Board of Directors has determined satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of the audit committee is Ms. McCarthy. From the closing of the Business Combination until his resignation effective July 15, 2022, General Peter Pace served as a member of the Audit Committee, and the Board of Directors had also determined that General Pace satisfied the independence standards and Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has determined that Ms. McCarthy is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board of Directors examined each audit committee member’s scope of experience and the nature of their employment.
The primary purpose of the audit committee is to discharge the responsibilities of the Board of Directors with respect to the corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee include:
•	overseeing our accounting and financial reporting processes, systems of internal control, financial statement audits and the integrity of our financial statements;
•
managing the selection, engagement terms, fees, qualifications, independence, and performance of the registered public accounting firms engaged as our independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”);

•	maintaining and fostering an open avenue of communication with our management, internal audit group (if any) and Auditors;
•	reviewing any reports or disclosures required by applicable law and stock exchange listing requirements;
•	overseeing the design, implementation, organization and performance of our internal audit function (if any);
•	helping our Board of Directors oversee our legal and regulatory compliance, including risk assessment;
•	overseeing our technology security and data privacy programs, including through its cybersecurity sub-committee;
•	preparing the audit committee report required by the SEC to be included in our annual proxy statement, and
•	providing regular reports and information to the Board of Directors.
Report of the Audit Committee of the Board of Directors
The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Rigetti Computing, Inc.
Audit Committee
Cathy McCarthy (Chair)
H. Gail Sandford
Alissa Fitzgerald
Michael Clifton
Compensation Committee
The compensation committee consists of Ray Johnson and Michael Clifton. The chair of the compensation committee is Mr. Clifton. The Board of Directors has determined that each member of the compensation committee is independent under the Nasdaq listing standards and Rule 10C-1 of the Exchange Act, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of the compensation committee is to discharge the responsibilities of the Board of Directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:
•	reviewing and determining the compensation to be paid to our directors, executive officers and other senior management, as appropriate
•	helping the Board of Directors oversee our compensation policies, plans and programs with a goal to attract, incentivize, retain and reward top quality executive management and employees;
•	when required, reviewing and discussing with management our compensation disclosures in our annual reports, registration statements, proxy statements or information statements filed with the SEC;
•	when required, preparing and reviewing the compensation committee report on executive compensation for our annual proxy statements, as applicable; and
•	reviewing and ensuring our talent management strategies are aligned to best practices and ensure we attract, retain and develop top talent.
Compensation Committee Processes and Procedures
The compensation committee generally meets quarterly and with greater frequency if necessary. The compensation committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the chairperson of the compensation committee, in consultation with management. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of Rigetti. In addition, under the charter, the compensation committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
During 2021 and into 2022, the compensation committee engaged Compensia, Inc. (“Compensia”) as an independent compensation consultant. The compensation committee requested that Compensia provide advice with respect to the design of our director, executive officer and employee compensation as we prepared to transition to a public company following the closing of the Business Combination.
Following the closing of the Business Combination, the compensation committee engaged Compensia in 2022 and 2023 to evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals and to assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, Compensia was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia ultimately developed recommendations that were presented to the compensation committee for its consideration.
For executives other than our Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by our Chief Executive Officer. The evaluation of our Chief Executive Officer’s performance is conducted by the compensation committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
For the 2022 fiscal year, we did not have an annual performance-based cash bonus program aside from certain transaction bonuses in connection with the Business Combination and discretionary bonuses described in the section titled “Narrative Disclosure to Summary Compensation Table — Bonuses”. For the 2023 fiscal year, our compensation committee has established an annual performance-based cash bonus program, pursuant to which executive officers may earn annual bonuses based upon specified corporate performance objectives.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an executive officer or employee of Rigetti. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or Board of Directors of any other entity that has one or more executive officers that serve as a member of the Board of Directors or compensation committee.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee consists of Alissa Fitzgerald, H. Gail Sandford, and David Cowan. The chair of the nominating and corporate governance committee is Ms. Sandford. The Board of Directors has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.
Specific responsibilities of the nominating and corporate governance committee include:
•
helping the Board of Directors oversee our corporate governance functions and developing, updating as necessary and recommending to the Board of Directors the governance principles applicable to Rigetti;

•
identifying, evaluating and recommending and communicating with candidates qualified to become Board of Directors members or nominees for directors of the Board of Directors consistent with criteria approved by the Board of Directors;

•	making other recommendations to the Board of Directors relating to the directors of Rigetti; and
•	overseeing and approving the management continuity planning process, including reviewing and evaluating succession plans relating to the Chief Executive Officer and other executive officer positions.
The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics, the ability to read and understand basic financial statements and being older than 21. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, experience as a Board of Directors member or executive officer of another publicly held company, having a diverse personal background, perspective and experience, having the commitment to rigorously represent the long-term interests of our stockholders, having the interest and ability to understand the sometimes conflicting interests of the various constituencies of our company, and to act in the interests of our stockholders, and should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of our stockholders and to fulfill the responsibilities of a director. These qualifications may be modified from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity (including gender, ethnic background and country of origin), age, skills and other factors as it deems appropriate, given the current needs of the Board of Directors and our business, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to Rigetti during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of incumbent directors and new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, and applicable SEC rules and regulations. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board of Directors.
Communications with Our Board of Directors
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes analyst meetings, investor conferences and meetings, and our investor day, the first of which we held in September 2022. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, news releases and our website. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our Bylaws, which procedures are summarized below, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our Board of Directors should do so by delivering a written recommendation to our nominating and corporate governance committee at 775 Heinz Avenue, Berkeley, CA 94710, Attention: Corporate Secretary. See “When are stockholder proposals and director nominations due for next year’s annual meeting?” for information regarding the requirements for submitting any such recommendation. For additional information about our director nomination requirements, please see our Bylaws.
Any interested person may communicate directly with the Chair of our Board of Directors or the non-management or independent directors as a group. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the independent or non-management directors generally, in care of 775 Heinz Avenue, Berkeley, CA 94710, Attention: Corporate Secretary. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the audit, compensation, or nominating and corporate governance committee.
Code of Business Conduct and Ethics
The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers and directors. The Code of Conduct is available at the investors section of our website at https://www.rigetti.com/investor-information. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on our website at the above location to the extent required by applicable rules and exchange requirements, including in order to satisfy Item 5.05 of Form 8-K. The reference to our website address here and elsewhere in this proxy statement does not constitute incorporation by reference of the information contained at or available through our website.
Corporate Governance Guidelines
Our Board of Directors has adopted the Rigetti Computing, Inc. Corporate Governance Guidelines for the conduct and operation of the Board of Directors in order to give directors a framework for effectively pursuing our objectives for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to Board of Directors composition and selection, including diversity, Board of Directors meetings and involvement of senior management, Chief Executive Officer performance evaluation and management succession planning and Board of Directors committees and compensation. The Corporate Governance Guidelines are available in the investors section of our website at https://www.rigetti.com/investor-information.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, certain officers and persons who beneficially own more than 10% of the outstanding shares of our common stock to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership.
Based solely on our review of such reports filed electronically with the SEC and written representations from reporting persons that no other reports were required during the fiscal year ended December 31, 2022, we believe that all Section 16(a) filing requirements applicable to such persons were met in a timely manner, except that Ms. McCarthy failed to timely file a Form 4 with respect to one transaction in shares of our common stock during the reporting period, which report was filed late.
Hedging Policy
Our Board of Directors has adopted an insider trading policy, which prohibits hedging or monetization transactions with respect to our securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our securities, which include publicly traded call and put options, engaging in short selling of our securities, purchasing our securities on margin or holding it in a margin account and pledging our shares as collateral for a loan.

PROPOSAL 2

REVERSE STOCK SPLIT
We are asking stockholders to approve a proposed amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio of 1-for-10 (the “Reverse Stock Split”). Our Board of Directors has adopted resolutions unanimously approving and declaring advisable the amendment to our Certificate of Incorporation relating to the Reverse Stock Split and recommends that our stockholders approve and adopt the amendment. The language of the proposed amendment to our Certificate of Incorporation which would effect the Reverse Stock Split is attached to this proxy statement as Appendix A. The text of the proposed amendment is subject to revision to include changes as may be required by the Secretary of the State of Delaware and as our Board of Directors deems necessary or advisable to effect the proposed amendment of our Certificate of Incorporation and the Reverse Stock Split.
We are seeking stockholder approval of the Reverse Stock Split primarily to attempt to increase the per share market price of our Common Stock to exceed the minimum per share bid price requirements for continued listing on The Nasdaq Capital Stock Market LLC (“Nasdaq”). Our Board of Directors believes that the proposed Reverse Stock Split is a potentially effective means to regain compliance with Nasdaq’s minimum bid price requirement and to avoid, or at least mitigate, the likely adverse consequence of our Common Stock being delisted from Nasdaq.
If our stockholders approve this Proposal 2, then our Board of Directors may decide to implement the Reverse Stock Split and cause an amendment to the Certificate of Incorporation to be filed with the Delaware Secretary of State and effect the Reverse Stock Split. The amendment would state that every 10 shares of our Common Stock will be combined into one share of our Common Stock or a ratio of 1-for-10. Following the stockholders’ approval of this Proposal 2, no further action on the part of the stockholders will be required to either implement or abandon the Reverse Stock Split and the Board of Directors may effect and implement the Reverse Stock Split at any time prior to our 2024 Annual Meeting of Stockholders.
Our Board of Directors also may determine, in its sole discretion, not to effect the Reverse Stock Split and not to file the related amendment. Although we presently intend to effect the Reverse Stock Split to regain compliance with Nasdaq’s minimum bid price requirement, our Board of Directors has reserved the right, notwithstanding our stockholders’ approval of the proposed amendment of the Certificate of Incorporation, to abandon the proposed amendment at any time (without further action by our stockholders) before the amendment of the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware and becomes effective. Our Board of Directors may consider a variety of factors in determining whether or not to proceed with the proposed amendment of the Certificate of Incorporation, including but not limited to, overall trends in the stock market, the historical trading price and trading volume of our Common Stock, recent changes and anticipated trends in the per-share market price of our Common Stock, requirements and/or guidance of Nasdaq, business developments, our actual and projected stock price performance and the expected impact of the Reverse Stock Split on the trading market for our Common Stock in the short and long-term. Additionally, and as discussed more fully below, if the closing bid price of our Common Stock on Nasdaq reaches a minimum of $1.00 per share and remains at or above that level for a minimum of ten consecutive trading days (or longer, if required by the Nasdaq Listing Qualifications Panel), our Board of Directors may decide to abandon the filing of the proposed amendment of the Certificate of Incorporation.
As of April 24, 2023, there were 129,659,929 shares of our Common Stock issued and outstanding. Based on such number of shares of our Common Stock issued and outstanding, immediately following the effectiveness of the Reverse Stock Split, we would have approximately 12,965,992 issued and outstanding shares of stock as described under the caption “Effects of the Reverse Stock Split — Effect on Shares of Common Stock.”
The Reverse Stock Split would not change the number of authorized shares of our Common Stock or the relative voting power of such holders of our outstanding Common Stock. Because the proposed amendment does not include a proportionate decrease to the number of authorized shares of Common Stock, the relative number of authorized but unissued shares of our Common Stock would materially increase and would be available for issuance by the Company if the Reverse Stock Split is effected. The Reverse Stock Split, if effected, would affect all holders of our Common Stock uniformly.
No fractional shares of our Common Stock would be issued as a result of the Reverse Stock Split. Instead, any stockholders who would have been entitled to receive fractional shares as a result of the Reverse Stock Split would receive cash payments in lieu of such fractional shares (after aggregating all shares held by such holder). Each holder of our Common Stock would hold the same percentage of the outstanding Common Stock immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split, except to the extent that the Reverse Stock Split results in stockholders receiving cash in lieu of fractional shares. The par value of our Common Stock would continue to be $0.0001 per share (see “Effects of the Reverse Stock Split — Effect on Stated Capital”).
You should keep in mind that the implementation of the Reverse Stock Split does not have an effect on the intrinsic value of our business or your ownership and that, in many cases, the market price of a Company’s common stock may decline following a Reverse Stock Split.
Reasons for the Reverse Stock Split
Our primary objective in effectuating the Reverse Stock Split would be to attempt to raise the per-share trading price of our Common Stock to continue our listing on The Nasdaq Capital Market. To maintain listing, The Nasdaq Capital Market requires, among other things, that our Common Stock maintain a minimum closing bid price of $1.00 per share.
As previously disclosed, on January 25, 2023, we received a notice from the Listing Qualifications Department of The Nasdaq Stock Market informing us that because the closing bid price for our Common Stock listed on Nasdaq was below $1.00 per share for 30 consecutive business days, we did not comply with the minimum closing bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Rule”). We have been provided an initial compliance period of 180 calendar days, or until July 24, 2023, to regain compliance with the Minimum Bid Rule. During the compliance period, our shares of Common Stock will continue to be listed and traded on Nasdaq. To regain compliance, the closing bid price of our Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the 180-calendar day grace period.
In the event we are not in compliance with the Minimum Bid Rule by July 24, 2023, we may be afforded a second 180 calendar day grace period. To qualify for the second grace period, we would be required to meet the continued listing requirements for market value of publicly held shares and all initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Rule. In addition, we would be required to provide written notice of our intention to cure the minimum bid price deficiency during this second 180-day compliance period by effecting a reverse stock split, if necessary. If we meet these requirements, Nasdaq would inform us that we have been granted an additional 180 calendar days to regain compliance. However, if it appears to the Listing Qualifications Department that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq will provide notice that our securities will be subject to delisting.
While we intend to continue to actively monitor the bid price for our Common Stock between now and July 24, 2023 and consider available options to resolve the deficiency and regain compliance with the Minimum Bid Rule, there is no assurance that we will be eligible for an additional compliance period or that our Common Stock will not be delisted from Nasdaq for failing to satisfy the Minimum Bid Rule.
Although we expect that the Reverse Stock Split would increase the bid price per share of our Common Stock above the $1.00 per share minimum price for the required number of days, thereby satisfying this listing requirement, there can be no assurance that the Reverse Stock Split would have that effect, initially or in the future, or that it would enable us to maintain the listing of our Common Stock on Nasdaq for any particular duration. We are not aware of any present efforts by anyone to accumulate our Common Stock, and the proposed Reverse Stock Split is not intended to be an anti-takeover device.
In addition, we believe that the low per-share market price of our Common Stock impairs its marketability to, and acceptance by, some institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of our Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them or our reputation in the financial community. In practice, however, some investors, brokerage firms and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. Moreover, the analysts at some brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. While the presence of these factors may be adversely affecting, and may continue to adversely affect, not only the price of our Common Stock but also its trading liquidity, we cannot assure you that, if the Reverse Stock Split is implemented, our Common Stock would be more attractive to institutional investors and other long-term investors. In addition, these factors may affect our ability to raise additional capital through the sale of our securities.

We believe that the decrease in the number of shares of our outstanding Common Stock because of the Reverse Stock Split, and the anticipated increase in the price per share, could promote greater liquidity for our stockholders with respect to their shares. However, liquidity may be adversely affected by the reduced number of shares that would be outstanding if the Reverse Stock Split is effected, particularly if the price per share of our Common Stock begins a declining trend after the Reverse Stock Split is effectuated. In any case, the market price of our Common Stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our performance.
There can be no assurance that the Reverse Stock Split would achieve any of the desired results. There also can be no assurance that the price per share of our Common Stock immediately after the Reverse Stock Split would increase proportionately with the Reverse Stock Split, or that any increase would be sustained for any period of time.
We believe the Reverse Stock Split is the most likely way to support the price of our Common Stock in reaching the minimum bid level required by Nasdaq, although effecting the Reverse Stock Split cannot guarantee that we would be in compliance with the minimum bid price requirement for even the minimum ten-day trading period or at all. Further, the Reverse Stock Split cannot guarantee we would be in compliance with the other criteria required to maintain our listing on Nasdaq.
In evaluating whether to seek stockholder approval for the Reverse Stock Split, our Board of Directors also considered potential negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits that investors, analysts and other stock market participants may hold; the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined, sometimes significantly, following their reverse stock splits; the possible adverse effect on liquidity that a reduced number of outstanding shares could cause; the costs associated with implementing a reverse stock split; and, potentially, that the Reverse Stock Split may not enable us to demonstrate the ten consecutive days of compliance with Nasdaq’s minimum bid price requirement prior to the expiration of the deadline to be in compliance.
Even if our stockholders approve the Reverse Stock Split, our Board of Directors reserves the right not to effect the Reverse Stock Split if the Board of Directors determines it would not be in the best interests of the Company or our stockholders to effect such Reverse Stock Split.
Criteria the Board of Directors May Use to Determine Whether to Implement the Reverse Stock Split
When determining whether to implement the Reverse Stock Split following the receipt of stockholder approval, the Board of Directors may consider various factors, including but not limited to:
•	the historical trading price and trading volume of our Common Stock;
•
the then-prevailing trading price and trading volume of our Common Stock, our projected stock price performance, and the expected impact of the Reverse Stock Split on the trading market for our Common Stock in the short- and long-term;

•	the listing requirements, other rules and guidance from Nasdaq;
•	the number of shares of our Common Stock outstanding;
•	business developments; and
•	prevailing general market, legal and economic conditions.
Certain Risks and Potential Disadvantages Associated with a Reverse Stock Split
We cannot confirm that implementing the Reverse Stock Split will increase our stock price for the required time period. We expect that, if implemented, the Reverse Stock Split will increase the market price of our Common Stock; however, the effect of the Reverse Stock Split on the market price of our Common Stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies in our industry is varied. Some investors may view a reverse stock split negatively. It is possible that the per share price of our Common Stock after the Reverse Stock Split will not increase in the same proportion as the reduction in the number of our outstanding shares of Common Stock following the Reverse Stock Split. Furthermore, the Reverse Stock Split may not result in a per share price that would attract investors who do not trade in lower priced stocks.
In addition, although we believe the Reverse Stock Split may enhance the marketability of our Common Stock to certain potential investors, we cannot assure you that, if implemented, our Common Stock will be more attractive to investors. Even if we implement the Reverse Stock Split, the market price of our Common Stock may decrease due to factors unrelated to the Reverse Stock Split, including our future performance or general market trends. If the Reverse Stock Split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.
If implemented, the proposed Reverse Stock Split may decrease the liquidity of our Common Stock and result in higher transaction costs. The liquidity of our Common Stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split. Additionally, if the Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock. Accordingly, the Reverse Stock Split may not achieve the desired results of increasing marketability of our Common Stock as described above. In addition, the continued listing requirements of Nasdaq include a minimum number of shares that must be in the public float and minimum number of “round lot” holders, and even if the market price per post-Reverse Stock Split share of Common Stock is in excess of $1.00 per share if the Reverse Stock Split is implemented, we could be subject to delisting due to a failure to meet such requirements.
The Reverse Stock Split will not be accompanied by a decrease in our authorized shares. Although the Reverse Stock Split would not have any dilutive effect on our stockholders, the reduction in outstanding shares that would result from the Reverse Stock Split would reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, resulting in there being relatively more authorized shares of Common Stock available for issuance after the Reverse Stock Split, which shares may be issued by the Board of Directors in its discretion. The Board of Directors from time to time may deem it to be in the best interests of the Company and its stockholders to enter into transactions and other ventures that may include the issuance of shares of our Common Stock. If the Board of Directors authorizes the issuance of additional shares of Common Stock subsequent to the Reverse Stock Split, the dilution to the ownership interest of our existing stockholders may be greater than would occur had the Reverse Stock Split not been effected.
Effective Time
The effective time of the Reverse Stock Split and the amendment to the Certificate of Incorporation effecting such Reverse Stock Split (the “Effective Time”), if approved and adopted by the stockholders and implemented by the Board of Directors, will be the date and time set forth in the Certificate of Amendment to the Certificate of Incorporation that is filed with the Delaware Secretary of State.
If, at any time prior to the Effective Time, the Board of Directors, in its discretion, determines that it is in our best interests and the best interests of our stockholders to delay the filing of such amendment or abandon the Reverse Stock Split, the Reverse Stock Split may be delayed or abandoned, without any further action by our stockholders.
Effects of the Reverse Stock Split
General
After the Effective Time of the Reverse Stock Split, should the Board of Directors elect to implement it, each stockholder would own a reduced number of shares of Common Stock. However, the Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage of ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share as described below. Voting rights and other rights and preferences of the holders of our Common Stock would not be impacted by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of our Common Stock immediately after the Reverse Stock Split (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares). The number of stockholders of record would not be impacted by the Reverse Stock Split (except to the extent that any stockholder would otherwise hold only a fractional share interest and receives cash for such interest after such Reverse Stock Split).

The principal effects of the Reverse Stock Split would be that:
•	each 10 shares of our Common Stock owned by a stockholder would be combined into one new share of our Common Stock;
•
no fractional shares of Common Stock would be issued in connection with the Reverse Stock Split, instead, holders of Common Stock who would otherwise receive a fractional share of Common Stock pursuant to the Reverse Stock Split would receive cash in lieu of the fractional share (after aggregating all shares held by such holder) as explained below;

•
by reducing the number of shares of Common Stock outstanding without reducing the number of authorized shares of Common Stock, the Reverse Stock Split would effectively increase the relative number of authorized but unissued shares, which the Board of Directors may use in connection with future financings or other issuances;

•
based upon the Reverse Stock Split ratio, proportionate adjustments would be made to the per share exercise price and the number of shares issuable upon the exercise or vesting of all then outstanding equity awards and Common Stock warrants with respect to the number of shares of Common Stock subject to such award or warrant and the exercise price thereof, in each case to the extent applicable, subject to the terms of such awards and warrants;

•
the number of shares of Common Stock authorized under the Rigetti Computing, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), the Rigetti Computing, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”), the Rigetti & Co, Inc. 2013 Equity Incentive Plan, as amended, and the QxBranch, Inc. 2018 Equity Compensation Plan (collectively, the “Equity Plans”) will be proportionately adjusted for the Reverse Stock Split ratio; and

•
the number of stockholders owning “odd lots” of less than 100 shares of our Common Stock may potentially increase; odd lot shares may be more difficult to sell and brokerage commissions and other costs of transactions in odd lots generally are proportionately higher than the costs of transactions in “round lots” of even multiples of 100 shares.

However, we believe that any potential negative effects are outweighed by the benefits of the Reverse Stock Split.
Effect on Shares of Common Stock
For the purposes of providing an example of the effect of the Reverse Stock Split on our Common Stock, the following table contains approximate information (without accounting for the settlement of fractional shares), based on share information as of April 24, 2023, of the effect of a Reverse Stock Split at a ratio of 1-for-10 on the number of shares of our Common Stock authorized, outstanding, reserved for future issuance and not outstanding or reserved:
Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Not Outstanding or Reserved
Pre-Reverse Stock Split	1,000,000,000	129,659,929	48,890,788	821,449,283
Post-Reverse Stock Split 1:10	1,000,000,000	12,965,992	4,889,078	982,144,930
After the Effective Time of the Reverse Stock Split, our securities, including our Common Stock, would have new CUSIP numbers.
Effect on our Authorized Preferred Stock
The Reverse Stock Split, if implemented, would not affect the total authorized number of shares of our preferred stock or the par value of shares of our preferred stock, none of which are currently outstanding or reserved for issuance.
Effect on Outstanding Equity Awards, Warrants, and Equity Plans
If the Reverse Stock Split is approved by our stockholders and our Board of Directors decides to implement the Reverse Stock Split, as of the Effective Time, proportionate adjustments will be made to all then-outstanding equity awards and Common Stock warrants with respect to the number of shares of Common Stock subject to such award or warrant and the exercise price thereof. In addition, the number of shares of Common Stock available for issuance under the Equity Plans will be proportionately adjusted for the Reverse Stock Split ratio, such that fewer shares will be subject to such plans.
Effect on our Stated Capital
The Reverse Stock Split will not affect the par value of our Common Stock. As a result of the Reverse Stock Split, at the Effective Time, the stated capital on our balance sheet attributable to the Common Stock would be reduced to one-tenth of its present amount, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, would remain unchanged. The per share net income or loss and net book value of our Common Stock would be retroactively increased for each period because there would be fewer shares of our Common Stock outstanding.
The amendment to our Certificate of Incorporation would not change the terms of our Common Stock. The shares of Common Stock after the Effective Time of the Reverse Stock Split would have the same voting rights and rights to dividends and distributions and would be identical in all other respects to the Common Stock now authorized. The Common Stock issued pursuant to the Reverse Stock Split would remain fully paid and non-assessable. The Reverse Stock Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. The implementation of the Reverse Stock Split would not affect our periodic reporting obligations under the Exchange Act.
Because the number of shares of our authorized Common Stock would not be reduced by the Reverse Stock Split, the overall effect would be a relative increase in the number of authorized but unissued shares of Common Stock following the Reverse Stock Split. These shares may be issued by our Board of Directors in its discretion. At present, our Board of Directors has no plans to issue the authorized but unissued shares of Common Stock that would be made available in the event the stockholders approve the Reverse Stock Split proposal and our Board of Directors elects to implement the Reverse Stock Split. However, if the Reverse Stock Split is implemented, the resulting increase in the authorized but unissued shares of our Common Stock may be used for various purposes without further stockholder approval. These purposes may include raising capital; providing equity incentives to employees, officers, directors or other service providers; in connection with strategic relationships with other companies; expanding the Company’s business or product lines through the acquisition of other businesses or products; and other purposes. Any future issuances would have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock.
While our Board of Directors believes it advisable to authorize and approve the Reverse Stock Split for the reasons set forth above, our Board of Directors is aware that the relative increase in the number of authorized but unissued shares of Common Stock may have a potential anti-takeover effect. Our ability to issue additional shares of our Common Stock could be used to thwart persons, or otherwise dilute the stock ownership of stockholders, seeking to control the Company. The Reverse Stock Split is not being recommended by our Board of Directors as part of an anti-takeover strategy.
Cash Payment In Lieu of Fractional Shares
No fractional shares of Common Stock would be issued as a result of the Reverse Stock Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Stock Split (after aggregating all shares held by such holder), we would pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the Common Stock on The Nasdaq Capital Market during regular trading hours for the five consecutive trading days immediately preceding the date on which the effective time of the amendment to our Certificate of Incorporation occurs (with such average closing sales prices being adjusted to give effect to the Reverse Stock Split). After the Reverse Stock Split, a stockholder otherwise entitled to a fractional interest would not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.
As of April 24, 2023, there were 202 stockholders of record of our Common Stock. In the event of stockholder approval of this Proposal 2, if our Board of Directors elects to implement the proposed Reverse Stock Split, stockholders owning, prior to the Reverse Stock Split, less than the number of whole shares of Common Stock that would be combined into one share of Common Stock in the Reverse Stock Split would no longer be stockholders.

For example, if a stockholder held five shares of Common Stock immediately prior to the Reverse Stock Split, then such stockholder would cease to be a stockholder of the Company following the Reverse Stock Split and would not have any voting, dividend or other rights except to receive payment for the fractional share as described above. Based on our stockholders of record as of April 24, 2023, we expect that cashing out fractional stockholders would reduce the number of stockholders of record by 30 holders.
Shares Held in Book-Entry and Through a Broker, Bank or Other Holder of Record
The combination of, and reduction in, the number of our outstanding shares of Common Stock as a result of the Reverse Stock Split would occur automatically at the Effective Time without any additional action on the part of our stockholders.
Upon the Reverse Stock Split, if implemented, we intend to treat stockholders holding shares of our Common Stock in “street name” (that is, through a broker, bank or other holder of record) in the same manner as registered stockholders whose shares of our Common Stock are registered in their names. Brokers, banks or other holders of record would be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name”; however, these brokers, banks or other holders of record may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our Common Stock with a broker, bank or other holder of record, and you have any questions in this regard, we encourage you to contact your broker, bank or other holder of record.
If the Reverse Stock Split is implemented and you hold registered shares of our Common Stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of our Common Stock in registered book-entry form or your cash payment in lieu of fractional shares, if applicable. If you are entitled to post-Reverse Stock Split shares of our Common Stock, a transaction statement would automatically be sent to your address of record as soon as practicable after the Effective Time indicating the number of shares of our Common Stock you hold. In addition, if you are entitled to a payment of cash in lieu of fractional shares, a check would be mailed to you at your registered address as soon as practicable after the Effective Time. By signing and cashing this check, you will warrant that you owned the shares of our Common Stock for which you received a cash payment (see the section titled “Cash Payment In Lieu of Fractional Shares”).
If you hold any of your shares of our Common Stock in certificate form, you would receive a transmittal letter from our transfer agent as soon as practicable after the Effective Time. The transmittal letter would be accompanied by instructions specifying how you can exchange your certificate representing the pre-Reverse Stock Split shares of our Common Stock for either: (1) a certificate representing the post-Reverse Stock Split shares of our Common Stock or (2) post-Reverse Stock Split shares of our Common Stock in a book-entry form, evidenced by a transaction statement that would be sent to your address of record indicating the number of shares of our Common Stock you hold, in each case together with any payment of cash in lieu of fractional shares to which you are entitled. Beginning at the Effective Time of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares of our Common Stock would be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares. If you are entitled to a payment of cash in lieu of fractional shares, payment would be made as described under the section titled “Cash Payment In Lieu of Fractional Shares.”
Stockholders should not destroy any share certificate(s) and should not submit any share certificate(s) unless and until requested to do so.
Interests of Certain Persons in Matters to be Acted Upon
No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Stock Split that is not shared by all of our other stockholders.
Reservation of Right to Delay the Filing of the Amendment, or Abandon the Reverse Stock Split
The Board of Directors reserves the right, notwithstanding stockholder approval of this Proposal 2 and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if the Board of Directors, in its sole discretion, determines that it is not in the Company’s best interests and the best interests of our stockholders to proceed with the Reverse Stock Split. Such determination will be based upon factors the Board of Directors deems appropriate, including but not limited to the Company’s then current stock price, the existing and expected marketability and liquidity of our Common Stock, prevailing market conditions, requirements and/or guidance of

Nasdaq, and the likely effect on the market price of our Common Stock. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware on or before the Company’s 2024 Annual Meeting of Stockholders, the Board of Directors will be deemed to have abandoned the Reverse Stock Split.
No Dissenters’ Rights
Under Delaware law, stockholders have no rights to exercise dissenters’ rights of appraisal with respect to the Reverse Stock Split.
No Going Private Transaction
Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.
Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following discussion is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. Holders (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions in each case in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could alter the tax consequences described below. No assurance can be given that the IRS will agree with the consequences described in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been or will be sought or obtained from the IRS regarding the tax consequences of the transactions described herein.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of shares of our Common Stock that is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (“United States persons”), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, S corporations, partnership and other pass through entities (and investors therein), mutual funds, insurance companies, banks and other financial institutions, dealers in securities, brokers or traders in securities, commodities or currencies, that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who hold shares of our Common Stock as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, U.S. Holders that have a functional currency other than the U.S. dollar, and persons who acquired shares of our Common Stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan). Furthermore, this summary does not discuss any alternative minimum tax consequences or the Medicare contribution tax on net investment income and does not address any aspects of U.S. state or local or non-U.S. taxation or U.S. federal non-income taxation (such as estate and gift taxation). This summary only applies to those beneficial owners that hold shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The following summary also does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Reverse Stock Split (whether or not any such transactions are consummated in connection with the Reverse Stock Split) or the tax consequences to holders of options, warrants or similar rights to acquire Common Stock.
If an entity classified for U.S. federal income tax purposes as a partnership owns shares of our Common Stock, the tax treatment of a member of the entity will depend on the status of the member and the activities of the entity and such member. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership and that owns shares of our Common Stock, and any members of such an entity, are encouraged to consult their tax advisors.
BENEFICIAL OWNERS OF SHARES OF OUR COMMON STOCK ARE ENCOURAGED TO SEEK ADVICE FROM THEIR OWN TAX ADVISORS REGARDING THE INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TAKING INTO ACCOUNT THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL INCOME, ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
We intend to treat the Reverse Stock Split as a recapitalization for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. Assuming the Reverse Stock Split so qualifies:
•	a U.S. Holder will not recognize gain or loss on the Reverse Stock Split, except with respect to any cash received in lieu of a fractional share of our Common Stock (as described below);
•
the aggregate tax basis of the shares of our Common Stock received by a U.S. Holder in the Reverse Stock Split will be equal to the aggregate tax basis of the shares exchanged therefor (excluding any portion of such basis allocable to a fractional share);

•	the holding period of the shares of our Common Stock received by a U.S. Holder in the Reverse Stock Split will include the holding period of the shares exchanged therefor;
•
a U.S. Holder that receives cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split will be treated as having received the fractional share pursuant to the Reverse Stock Split and then as having exchanged the fractional shares for cash in a redemption by the Company and accordingly should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of such U.S. Holder’s aggregate adjusted tax basis in the shares of Common Stock surrendered that is allocated to such fractional share; and

•
such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock surrendered in the Reverse Stock Split exceeds one year at the time of the Reverse Stock Split. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. There are limitations on the deductibility of capital losses under the Code.

U.S. Treasury regulations provide detailed rules for allocating the tax basis and holding period among the shares of our Common Stock surrendered to the shares of our Common Stock received pursuant to the Reverse Stock Split. U.S. Holders that acquired shares of our Common Stock on different dates or at different prices should consult their tax advisors regarding the allocation of tax basis and holding period among Common Stock received pursuant to the Reverse Stock Split.
Payments of cash made in lieu of a fractional share of our Common Stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of our Common Stock that does not otherwise establish an exemption should furnish on applicable IRS forms its taxpayer identification number and comply with the applicable certification procedures.
Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely and properly furnished to the IRS. Holders of our Common Stock should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Vote Required
The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote on this matter at the Annual Meeting will be required to approve an amendment to our Certificate of Incorporation to effect the Reverse Stock Split.
Our Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
APPROVAL OF AN AMENDMENT TO OUR
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.
(PROPOSAL 2 ON YOUR NOTICE OF INTERNET AVAILABILITY)

PROPOSAL 3

RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023
Our Board of Directors has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. BDO USA, LLP has audited our financial statements since 2021. Representatives of BDO are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholders’ ratification of the selection of BDO as our independent registered public accounting firm. However, the Board of Directors is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Rigetti and our stockholders.
Changes in Registrant’s Certifying Accountant.
As previously disclosed, in connection with the closing of the Business Combination on March 2, 2022, Marcum LLP, (“Marcum”) was dismissed as our independent registered public accounting firm. This decision was approved by the Board of Directors. Marcum served as the independent registered public accounting firm for Supernova prior to the Business Combination.
The Board of Directors approved the appointment of BDO as our independent registered public accounting firm on March 2, 2022. BDO served as the independent registered public accounting firm for Legacy Rigetti prior to the Business Combination.
Principal Accountant Fees and Services
The following tables present the aggregate fees billed by BDO (including Legacy Rigetti) for the fiscal years ended December 31, 2022 and 2021.
	Fiscal Year
	2022	2021
Audit fees(1).	$1,031,580	$627,100
Audit-related fees	$—	$—
Total fees .	$1,031,580	$627,100
(1)
Audit fees in 2022 consisted of fees billed for professional services rendered for the audit of Rigetti’s 2022 consolidated financial statements, the reviews of 2022 interim condensed consolidated financial statements, audit services in connection with the accounting for the Business Combination, and audit services provided in connection with other regulatory filings and offerings, including the regulatory filings associated with the Business Combination and related financings. Audit fees for 2021 consisted of fees billed for professional services rendered for the audit of Legacy Rigetti’s consolidated financial statements (2020 and 2021), the reviews of the applicable historical interim condensed consolidated financial statements, and audit services provided in connection with other regulatory filings and offerings, including the regulatory filings associated with the Business Combination and related financings.

All fees were pre-approved by our audit committee.
Pre-Approval Policies and Procedures
We have adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm. Our audit committee pre-approves all audit and non-audit services provided by BDO before it is engaged by us to render services to ensure that the provision of these services does not impair the auditor’s independence. These non-audit services may include audit-related services, tax services, and other non-audit services.

The pre-approval requirement set forth above does not apply with respect to non-audit services if:
•	all such services do not, in the aggregate, amount to more than 5% of the total fees paid by us to BDO during the fiscal year in which the services are provided;
•	such services were not recognized as non-audit services at the time of the relevant engagement; and
•	such services are promptly brought to the attention of and approved by the audit committee (or its delegate) prior to the completion of the annual audit.
The audit committee elected to delegate pre-approval authority to the chair of the audit committee to approve any one or more individual permitted non-audit services, with any pre-approval granted by the chair of the audit committee to be reported at the next meeting of the audit committee.
Vote Required
The affirmative vote of the holders of shares representing a majority of the shares of Common Stock present virtually or represented by proxy and entitled to vote on this matter at the Annual Meeting will be required to ratify the selection of BDO.
Our Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RATIFICATION OF BDO USA, LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2023.
(PROPOSAL 3 ON YOUR NOTICE OF INTERNET AVAILABILITY)

PROPOSAL 4
ADJOURNMENT OF THE ANNUAL MEETING
We are asking our stockholders to approve a proposal to approve one or more adjournments of the Annual Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve Proposal 2 at the time of the Annual Meeting or in the absence of a quorum (the “Adjournment Proposal”). If our stockholders approve this Adjournment Proposal, we could adjourn the Annual Meeting and any reconvened session of the Annual Meeting to a later date or dates and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against approval of any of the proposals. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against Proposal 2 such that the proposal would be defeated, we could adjourn the Annual Meeting without a vote on the approval of Proposal 2 and seek to convince the holders of those shares to change their votes to votes in favor of Proposal 2. Additionally, we may seek to adjourn the Annual Meeting if a quorum is not present at the Annual Meeting.
The Board of Directors believes that it is in the best interests of our Company and our stockholders to be able to adjourn the Annual Meeting to a later date or dates if necessary or appropriate for the purpose of soliciting additional proxies with respect to the approval of Proposal 2 if there are insufficient votes to approve such proposal at the time of the Annual Meeting or in the absence of a quorum.
Vote Required
The affirmative vote of the holders of shares representing a majority of the voting power of the shares of Common Stock virtually present or represented by proxy and entitled to vote on this matter at the Annual Meeting will be required to approve the Adjournment Proposal.
Our Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ADJOURNMENT PROPOSAL.
(PROPOSAL 4 ON YOUR NOTICE OF INTERNET AVAILABILITY)

EXECUTIVE OFFICERS
The following table sets forth, for our executive officers, their ages and position held with us as of the Record Date:
Name	Age	Principal Position
Subodh Kulkarni	58	President, Chief Executive Officer and Director
Jeff Bertelsen	60	Chief Financial Officer
Rick Danis	53	General Counsel and Corporate Secretary
David Rivas	62	Chief Technology Officer
Subodh Kulkarni. Dr. Subodh Kulkarni has served as President, Chief Executive Officer and director of Rigetti since December 2022. Dr. Kulkarni previously served as president, chief executive officer, and member of the Board of Directors of CyberOptics Corporation (“CyberOptics”), a developer and manufacturer of high precision sensors and inspection systems for the semiconductor and electronics industry. He held these roles from 2014 until CyberOptics was acquired by Nordson Corporation in November 2022. Prior to CyberOptics, Dr. Kulkarni was chief executive officer of Prism Computational Sciences, a developer of software tools for scientific and commercial applications in the semiconductor industry. Earlier in his career, he held additional leadership positions, including chief technology officer and senior vice president of OEM/Emerging business, global commercial business, R&D and manufacturing at Imation, a global scalable storage and data security company. Dr. Kulkarni began his career in research and management positions with 3M Corporation and IBM. He received his B.S. in chemical engineering from the Indian Institute of Technology, Mumbai, and later obtained a M.S. and Ph.D. in chemical engineering from MIT. Dr. Kulkarni currently serves on the Board of Directors of KeyTronic Corporation, a publicly traded electronics manufacturing services company, as well as chairman of the Board of Directors of Prism Computational Sciences. The Nominating and Corporate Governance Committee of our Board of Directors and our Board of Directors believe Dr. Kulkarni is well qualified to serve on our Board of Directors because of his prior leadership and officer positions at technology and software companies.
Jeff Bertelsen. Jeff Bertelsen has served as our Chief Financial Officer since February 2023. Mr. Bertelsen was most recently Chief Financial Officer and Chief Operating Officer of CyberOptics Corporation, a developer and manufacturer of high precision sensors and inspection systems for the semiconductor and electronics industry, until November 2022. Mr. Bertelsen joined CyberOptics as Vice President—Finance and Chief Financial Officer in 2005. In February 2014, Mr. Bertelsen was appointed Chief Operating Officer of CyberOptics, and also retained his positions as Vice President—Finance and Chief Financial Officer. Mr. Bertelsen was also appointed Secretary of CyberOptics in February 2016. Before joining CyberOptics, Mr. Bertelsen held various positions with Computer Network Technology Corporation, a provider of storage networking equipment and solutions (“CNT”), as Vice President, Finance, Corporate Controller and Treasurer and Assistant Secretary. Prior to joining CNT, Mr. Bertelsen was a Certified Public Accountant with KPMG LLP.
Rick Danis. Mr. Danis has served as General Counsel and Corporate Secretary of Rigetti since immediately following the consummation of the Business Combination and served as Legacy Rigetti’s General Counsel and Corporate Secretary from July 2019 until the consummation of the Business Combination. Mr. Danis served as our Interim President and Chief Executive Officer from November 12, 2022 to December 12, 2022. Prior to joining Legacy Rigetti, Mr. Danis served as Chief Legal Officer and corporate secretary at Kymeta Corporation from May 2018 to July 2019. Mr. Danis also served as Senior Vice President and Assistant General Counsel at Funko from December 2017 to May 2018 and as General Counsel and Corporate Secretary at publicly traded Rightside Group, Ltd. from August 2014 until August 2017. In addition, Mr. Danis has served as a director on the Board of Directors of F3 Nation, Inc. since January 2020. In all, Mr. Danis has over 25 years of experience practicing law, almost exclusively in-house at technology companies. Mr. Danis received a B.B.A. in accounting from Ohio University and a J.D. from DePaul University College of Law.
David Rivas. Mr. Rivas has served as our Chief Technology Officer since February 2023 and previously was Senior Vice President, Systems and Services at Rigetti since March 2019, where he oversaw the engineering and operations of Rigetti’s Quantum Cloud Services platform. Mr. Rivas served as Vice President Engineering at Bolt Threads from March 2017- February 2018. He served as President and COO and later as CEO of Stage 3 Systems from 2013-2015. He held several roles at Nokia from 2007-2012 including Vice President, Emerging Products and Vice President, Product & Technology Management. From October 2003- February 2006 he served as Chief Technology Officer - Client Systems Group at Sun Microsystems. He holds a B.S. and M.S. in electrical and computer engineering, both from the University of California, San Diego.

EXECUTIVE AND DIRECTOR COMPENSATION
For the fiscal year ended December 31, 2022 (“fiscal year 2022”), our named executive officers were:
•	Subodh Kulkarni, Current President and Chief Executive Officer;
•	Rick Danis, Former Interim President and Chief Executive Officer; Current General Counsel and Corporate Secretary;
•	Chad Rigetti, Former President and Chief Executive Officer;
•	Brian Sereda, Former Chief Financial Officer;
•	Michael Harburn, Former Chief Technology Officer; and
•	Taryn Naidu, Former Chief Operating Officer
Dr. Kulkarni joined Rigetti as President and Chief Executive Officer December 12, 2022 and was not a named executive officer for fiscal year 2021. On November 12, 2022, the Board of Directors accepted the resignation of Dr. Rigetti as the Company’s President and Chief Executive Officer and appointed Mr. Danis as the Interim President and Chief Executive Officer. Mr. Danis served as the Interim President and Chief Executive Officer until Dr. Kulkarni was appointed as President and Chief Executive Officer effective December 12, 2022. Dr. Rigetti continued as a director and non-executive employee of Rigetti until December 15, 2022. Mr. Sereda’s service as Chief Financial Officer was terminated as of February 15, 2023 and he continued with the Company until March 31, 2023 in a non-executive officer capacity. Effective February 9, 2022, Mr. Harburn’s employment with the Company was terminated. On April 18, 2022, Mr. Naidu’s employment with Rigetti terminated. Dr. Rigetti, Mr. Sereda and Mr. Naidu were also named executive officers for the 11-months ended December 31, 2021 (“fiscal year 2021”).
Summary Compensation Table
The following table sets forth information concerning the compensation awarded to, paid to or earned by our named executive officers for the fiscal years ended December 31, 2021 and December 31, 2022:
Name, Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Subodh Kulkarni(7) President and CEO	2022	16,619	—	—	1,527,975	—	—	1,544,594
Rick Danis(8) Former Interim President and CEO, General Counsel and Secretary	2022	393,962	460,309	2,220,086	—	—	2,352	3,076,709
Chad Rigetti(9) Former President and CEO	2022	411,053	402,350	36,454,550	—	—	168,957	37,436,910
	2021	320,833	1,300	2,998,877	—	56,000	584	3,377,594
Brian Sereda(10) Former Chief Financial Officer	2022	344,080	25,000	768,694	—	—	384	1,138,158
	2021	121,875	75,000	3,010,271	—	19,500	160	3,226,806
Michael Harburn(11) Former Chief Technology Officer	2022	329,659	—	2,335,189	—	—	384	2,665,232
Taryn Naidu(12) Former Chief Operating Officer	2022	329,659	400,000	2,335,189	—	—	384	3,065,232
	2021	258,098	—	1,378,794	—	45,540	4,343	1,686,775
(1)	Salary amounts represent actual amounts earned during fiscal year 2022. See “Narrative Disclosure to Summary Compensation Table—Base Salaries” below.
(2)	This column reflects amounts awarded as discretionary bonuses in 2022. See “Narrative Disclosure to Summary Compensation Table—Bonuses” below.

(3)
This column reflects the aggregate grant date fair value of the transaction stock awards and restricted stock units granted to the named executive officer during fiscal year 2022 and fiscal year 2021 under the 2013 Plan and 2022 Plan. The aggregate grant date fair value is computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(4)
This column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2022 computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the Common Stock underlying such stock options. The amounts reported for 2022 for Dr. Kulkarni include the aggregate grant-date fair value of a time-vesting option awarded to the Dr. Kulkani in December 2022, calculated in accordance with Topic 718. Dr. Kulkani was also granted a performance-vesting option in December 2022 that is subject to time-based vesting and performance conditions as defined under applicable accounting standards.

(5)
See “—Narrative to Summary Compensation Table—Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program for fiscal year 2021 pursuant to which this compensation was awarded. The amounts shown for non-equity incentive plan compensation represent amounts earned for the fiscal years presented, whether or not actually paid during such year.

(6)
This column reflects the aggregate value of other categories of payment, consisting of (i) for Mr. Danis, $384 for life insurance premiums for fiscal year 2022, and $1,968 for professional membership fees for fiscal year 2022; (ii) Dr. Rigetti, $584 for life insurance premiums for each of fiscal year 2022 and fiscal year 2021, respectively, and $168,957 for reimbursement for legal fees paid in connection with negotiation of separation from the Company in fiscal year 2022; (iii) for Mr. Sereda, $384 and $160 for life insurance premiums for fiscal year 2022 and fiscal year 2021, respectively; (iv) for Mr. Harburn, $384 for life insurance premiums for fiscal year 2022; and (v) for Mr. Naidu, $384 and $552 for life insurance premiums for fiscal year 2022 and fiscal year 2021, respectively, and $3,791 for professional membership fees for fiscal year 2021.

(7)	Dr. Kulkarni joined Rigetti as Chief Financial Officer in December 2022. Dr. Kulkarni was not a named executive officer for fiscal year 2021.
(8)
On November 12, 2022, Mr. Danis was appointed Interim President and Chief Executive Officer. On December 12, 2022, Mr. Danis stepped down from such position and continued with the Company in his role as the Company’s General Counsel and Corporate Secretary. Mr. Danis was not a named executive officer in 2021.

(9)
On November 12, 2022, the Board of Directors accepted the resignation of Dr. Rigetti as the Company’s President and Chief Executive Officer. Dr. Rigetti continued as a director and non-executive employee of Rigetti until December 15, 2022.

(10)	Mr. Sereda ceased serving as Chief Financial Officer of Rigetti on February 9, 2023. Mr. Sereda joined Rigetti as Chief Financial Officer in August 2021.
(11)	Mr. Harburn’s employment with Rigetti ended on February 9, 2023. Mr. Harburn was not a named executive officer in 2021.
(12)
On April 18, 2022, Mr. Naidu’s employment with Rigetti terminated. Mr. Naidu is included as a named executive officer for 2022 because he would have been required to be included but for the fact that he was not serving as an executive officer at the end of the 2022.

Narrative Disclosure to Summary Compensation Table
Base Salaries
Our named executive officers receive a base salary to compensate them for the services they provide to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
Dr. Kulkarni had an annual base salary of $585,000 commencing on December 7, 2022. Mr. Rigetti had an annual base salary of $446,000 in fiscal year 2022 and $350,000 for fiscal year 2021. Mr. Danis had an annual base salary of $309,000 for fiscal year 2022 which was increased to $392,333 from November 12, 2022 to December 12, 2022, which was the duration of his position as Interim President and Chief Executive Officer. Mr. Sereda had an annual base salary of $348,000 in fiscal year 2022 and $325,000 in fiscal year 2021. Mr. Harburn had an annual base salary of $345,000 for fiscal year 2022. Mr. Naidu had an annual base salary of $379,000 for fiscal year 2022. Mr. Naidu had a base salary of $275,000 from February 1, 2021 to July 14, 2021 and a base salary of $284,625 commencing on July 15, 2021 for fiscal year 2021.
The actual salaries earned by each named executive officer for fiscal year 2022 and fiscal year 2021 (the 11-month period from February 1, 2021 to December 31, 2021) are set forth in the “Summary Compensation Table” above in the column titled “Salary.”
Bonuses
Transaction Cash Bonuses.
In recognition of contributions in connection with the Business Combination, the Legacy Rigetti Board of Directors approved cash bonuses that were paid to Dr. Rigetti, Mr. Naidu, Mr. Danis and Mr. Sereda in the amount of $400,000, $400,000, $350,000 and $25,000, respectively, in connection with the closing of the Business Combination in fiscal year 2022.

Discretionary Bonuses.
In fiscal year 2022, Dr. Rigetti received a discretionary bonus of $2,350. In fiscal year 2021, Dr. Rigetti received a discretionary bonus of $700 in March 2021 and $600 in May 2021.
Mr. Sereda Signing Bonus.
In 2021, Mr. Sereda received a sign-on bonus in an aggregate amount of $75,000 as an incentive for him to join the Company.
Non-Equity Incentive Plan Compensation
In 2021, the Legacy Rigetti Board of Directors implemented an annual performance-based cash bonus program in which each of the named executive officers participated. Mr. Sereda was eligible for a performance-based cash bonus under the Company’s 2021 performance bonus program pursuant to his offer letter, which is described in “Employment Arrangements with Executive Officers—Brian Sereda.” Under the performance bonus program for fiscal year 2021, each named executive officer was eligible to be considered for a cash performance bonus based on (1) a target bonus, as a percentage of base salary, and (2) the achievement of 2021 corporate goals established by the Legacy Rigetti Board of Directors in its sole discretion. Each named executive officer for fiscal year 2021 was assigned a maximum target performance bonus of 16% of current base salary with respect to Dr. Rigetti and Mr. Naidu ($350,000 and $284,625 for Dr. Rigetti and Mr. Naidu, respectively) and base salary actually received in fiscal year 2021 with respect to Mr. Sereda. The payout amounts under the 2021 performance bonus program were $56,000 for Dr. Rigetti, $45,540 for Mr. Naidu and $19,500 for Mr. Sereda.
For fiscal year 2022, we did not have an annual performance-based cash compensation program. For the 2023 fiscal year, we have established an annual performance-based compensation program based on the satisfaction of corporate performance objectives established by the compensation committee and the Board of Directors. Each current named executive officer has a target annual incentive opportunity, calculated as a percentage of annual base salary, and may earn more or less than the target amount based on our company’s performance. The amounts of any annual incentives earned will be determined after the end of the year, based on the achievement of the designated corporate performance objectives, and may be paid in cash or equity.
Equity-Based Incentive Awards
Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executive officers with a strong link to long-term performance, create an ownership culture and help to align the interests of Rigetti’s executive officers and stockholders. To date, we have historically granted stock options, both incentive stock options and nonstatutory stock options, restricted stock units (“RSUs”) and stock awards to our executive officers. We believe that our equity awards are an important retention tool for our executive officers, as well as for our other employees. We grant equity awards broadly to our employees, including to our non-executive employees. The Board of Directors is responsible for approving equity grants.
Prior to the closing of the Business Combination on March 2, 2022, all of the equity incentive awards that we have granted to executive officers were made pursuant to the 2013 Plan. In addition, we granted awards to certain non-executive employees pursuant to the QxBranch Plan prior to the Business Combination. Upon the closing of the Business Combination, outstanding Legacy Rigetti options and Legacy Rigetti restricted stock unit awards under the 2013 Plan and QxBranch Plan were assumed by us and converted into options to purchase Common Stock and RSUs for Common Stock.
Following the closing of the Business Combination, all of the equity incentive awards have been and will continue to be granted under the terms of the 2022 Plan. The material terms of the equity awards granted to our named executive officers prior to December 31, 2022 are set forth in the section titled “Outstanding Equity Awards as of December 31, 2022.” All options are granted with an exercise price per share that is no less than the fair market value of our Common Stock on the date of grant of such award. Stock option awards and RSU awards generally vest over a four year period with a one-year cliff and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “—Outstanding Equity Awards as of December 31, 2022.”
CEO Award
On December 12, 2022, Dr. Kulkarni was granted an option to purchase up to 1,250,000 shares of Common Stock, at an exercise price of $0.9638 per share, and an option to purchase up to 500,000 shares of Common Stock, at an exercise price of $0.9638 per share. Dr. Kulkarni’s grant included his initial grant provided upon his commencement of employment. See “—Employment Arrangements—Dr. Subodh Kulkarni” for additional information on the vesting conditions for Dr. Kulkarni’s grants.
Interim CEO Awards
See “—Employment Agreements with Executive Officers—Interim CEO Letter Agreement” for information regarding awards granted to Mr. Danis in connection with his service as Interim CEO.
Rigetti 2022 Alignment RSU Awards and Annual RSU Awards
On June 10, 2022, 5,132,962 RSUs in the aggregate were granted to employees of Rigetti as alignment awards for the purpose of better aligning executive and employee equity ownership in the company with similarly situated companies (collectively the “Alignment RSUs”), of 2,857,444, 164,685, 8,791 and 207,178 Alignment RSUs were granted to Dr. Rigetti, Mr. Danis, Mr. Sereda and Mr. Harburn, respectively. The Alignment RSUs vest (i) 50% in 12 equal monthly installments on the last day of each month commencing March 31, 2022 and (ii) 50% vested or shall vest in 48 equal monthly installments on the last day of each month commencing March 31, 2022, subject to continuous service of the named executive officer on each such date. Dr. Rigetti was employed by the Company until December 15, 2022 and as of this date, 1,339,426 of his Alignment RSUs had vested.
In addition, on June 10, 2022, 1,232,300 RSUs in the aggregate were granted to employees of Rigetti as 2022 annual equity awards (the “Rigetti 2022 Annual RSUs”), of which 334,700, 102,800, 128,600 and 107,900 Rigetti 2022 Annual RSUs were granted to Dr. Rigetti, Mr. Danis, Mr. Sereda and Mr. Harburn, respectively. The Rigetti 2022 Annual RSUs vest in 48 equal installments commencing on March 31, 2022, subject to continuous service of the named executive officer on each such date. Dr. Rigetti was employed by the Company until December 15, 2022 and as of this date, 62,756 of his Rigetti 2022 Annual RSUs had vested.
Transaction Bonus Stock Awards
On June 10, 2022, 120,000 shares of Common Stock in the aggregate were granted to employees as transaction bonus stock awards, of which 45,000, 25,000 and 5,000 individual stock awards were granted to Dr. Rigetti, Mr. Danis and Mr. Sereda, respectively.
2022 Legacy Rigetti RSUs
On January 25, 2022, the Legacy Rigetti awarded 4,963,063 RSUs in the aggregate to employees of Legacy Rigetti, of which 2,174,346, 125,315, 6,689, 157,650 and 338,199 were granted to Dr. Rigetti, Mr. Danis, Mr. Sereda, Mr. Harburn and Mr. Naidu, respectively. These RSUs were granted pursuant to the terms of the 2013 Plan and for the purpose of better aligning executive and employee equity ownership in the company with similarly situated companies. The RSUs vest in 48 equal monthly installments commencing February 25, 2022, subject to continuous service of the named executive officer on each such date. Upon the closing of the Business Combination, these RSUs were assumed and converted into RSUs to acquire Common Stock. Dr. Rigetti was employed by the Company until December 15, 2022 and as of this date, 1,132,469 of his RSUs had vested. Mr. Naidu was employed by the Company until April 18, 2022 and as of this date, 35,228 of his RSUs had vested.
On April 21, 2021, Legacy Rigetti awarded RSUs to each of Dr. Rigetti and Mr. Naidu in the amounts of 1,044,905, and 378,082, respectively. On August 18, 2021, Rigetti awarded RSUs to Mr. Sereda in the amount of 1,048,875. The RSUs are subject to time-based vesting requirements and liquidity-event vesting requirements. The RSU awards to Dr. Rigetti and Mr. Naidu vest in 48 equal installments commencing on May 21, 2021, subject to continuous service of the named executive officer on each such date. Dr. Rigetti was employed by the Company until December 15, 2022 and as of this date, 413,608 of his RSUs had vested. Mr. Naidu was employed by the Company until April 18, 2022 and as of this date, 86,643 of his RSUs had vested. 25% of the RSU award to Mr. Sereda vested on August 12, 2022, and the remainder vests in 36 equal monthly installments, subject to continuous service of Mr. Sereda on each such date. The liquidity-event vesting requirement was satisfied upon the consummation of the Business Combination.
Reimbursement
Rigetti reimbursed Dr. Rigetti for legal fees paid in the amount of $168,957 in connection with the negotiation of his separation from the Company in fiscal 2022.

Outstanding Equity Awards as of December 31, 2022
The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2022. All awards were granted pursuant to the 2013 Plan and 2022 Plan. See the section titled “—Equity Incentive Plans-2013 Plan” and “—Equity Incentive Plans- Rigetti Computing, Inc. 2022 Equity Incentive Plan” below for additional information. Dr. Rigetti resigned as the Company’s President and Chief Executive Officer on November 12, 2022 and served as a director and non-executive employee of the Company until December 15, 2022 and his post-termination exercise period expired March 15, 2023. Mr. Naidu’s employment with the Company ended on April 18, 2022 and his post-termination exercise period expired on July 18, 2022.
	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price	Option Expiration Date	Number of shares or units that have not vested(#)	Market value of shares of units of stock that have not vested ($)(1)
Subodh Kulkarni(18)	12/12/2022	—	1,250,000(2)	—	0.9640	12/12/2032	—	—
	12/12/2022	—	—	500,000(3)	0.9640	12/12/2032	—	—
Rick Danis(19)	5/22/2020	162,573	83,245(4)	—	0.2720	5/21/2030	—	—
	9/20/2019	48,399	22,430(5)	—	0.2720	9/19/2029	—	—
	7/15/2020	42,792	28,037(6)	—	0.2720	7/14/2030	—	—
	4/21/2021	—	—	—	—	—	79,110(8)	57,687
	1/25/2022	—	—	—	—	—	53,524(9)	39,030
	6/10/2022	—	—	—	—	—	78,912(10)	57,543
	6/10/2022	—	—	—	—	—	81,384(11)	59,345
	12/09/2022	—	—	—	—	—	49,019(7)	98,039
Chad Rigetti(20)	5/22/2020	2,657,887(12)	—	—	0.2720	5/21/2030	—	—
	7/13/2016	2,360	—	—	0.2720	7/13/2026	—	—
	5/16/2017	1,416	—	—	0.2720	5/16/2027	—	—
	12/14/2017	944	—	—	0.2720	12/14/2027
	4/04/2018	1,023	—	—	0.2720	4/4/2028	—	—
	7/11/2018	786	—	—	0.2720	7/11/2028	—	—
	9/26/2018	1,495	—	—	0.2720	9/26/2028	—	—
	1/29/2019	629	—	—	0.2720	1/29/2029	—	—
	1/29/2019	708	—	—	0.2720	1/29/2029	—	—
	10/30/2019	393	—	—	0.2720	10/30/2029	—	—
	10/30/2019	865	—	—	0.2720	10/30/2029	—	—
	10/30/2019	472	—	—	0.2720	10/30/2029	—	—
	1/20/2021	393	—	—	0.2720	1/19/2031	—	—
Brian Sereda	8/18/2021	—	—	—	—	—	699,250(13)	509,893
	1/25/2022	—	—	—	—	—	5,157(14)	3,760
	6/10/2022	—	—	—	—	—	6,960(11)	5,075
	6/10/2022	—	—	—	—	—	101,809(11)	74,239
Michael Harburn	5/22/2020	204,678	71,215(15)	—	0.2720	5/21/2030	—	—
	7/11/2018	12,592	3,148(16)	—	0.2720	7/11/2028	—	—
	4/4/2019	18,888	11,805(17)	—	0.2720	4/3/2029	—	—
	4/21/2021	—	—	—	—	—	188,230(8)	137,257
	1/25/2022	—	—	—	—	—	121,522(14)	88,614
	6/10/2022	—	—	—	—	—	164,016(11)	119,600
	6/10/2022	—	—	—	—	—	85,421(11)	62,289
(1)
The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our Common Stock on Nasdaq on December 30, 2022, the last trading day of fiscal year 2022, which was $0.7292 per share.

(2)
One-third (1/3rd) of the shares subject to the option vest on December 12, 2023, and the remaining shares subject to the option shall vest in twenty-four (24) equal monthly installments thereafter, subject to Dr. Kulkarni’s continuous service through each such vesting date (the “time-based vesting requirement”).

(3)
This option is subject to the aforementioned time-based vesting requirement and a performance-based vesting requirement. The performance-based vesting requirement uses the Company’s stock price as vesting hurdles over a five-year period. There are two vesting hurdles at $5 and $10 per share, with each hurdle price applying to 50% of the shares underlying the option granted. A hurdle is met when the Company’s closing trading stock price equals or exceeds the hurdle amount for any twenty (20) trading days during any consecutive thirty (30) trading day period. To the extent that the performance-based vesting requirement is satisfied prior to the termination of Dr. Kulkarni’s continuous service, the option will vest and become exercisable without regard to the time-based vesting requirement. The option will not vest and become exercisable unless and until the performance-based vesting requirement has been satisfied, even if the time-based vesting requirement has been satisfied.
(4)	14.44808% of this option vested and became exercisable on July 23, 2020, with the remainder vesting in 48 equal monthly installments thereafter, subject to continuous service on each such date.
(5)	20% of this option vested and became exercisable on July 23, 2020, with the remainder vesting in 48 equal monthly installments thereafter, subject to continuous service on each such date.
(6)	This option vests and becomes exercisable in equal monthly installments over a period of four years commencing August 15, 2020, subject to continuous service on each such date.
(7)	The RSU vests in three equal monthly installments commencing on December 31, 2022, subject to continuous service on each such date.
(8)	The RSU vests in 48 equal installments commencing on May 21, 2021, subject to continuous service on each such date.
(9)
The RSU vests (i) 50% in 12 equal monthly installments on the last day of each month commencing February 28, 2022 and (ii) 50% vested or shall vest in 48 equal monthly installments on the last day of each month commencing February 28, 2022, subject to continuous service on each such date.

(10)
The RSU vests (i) 50% in 12 equal monthly installments on the last day of each month commencing March 31, 2022 and (ii) 50% vested or shall vest in 48 equal monthly installments on the last day of each month commencing March 31, 2022, subject to continuous service on each such date.

(11)	The RSU vests in 48 equal installments commencing on March 31, 2022, subject to continuous service on each such date.
(12)
25% of this option vested and became exercisable on February 18, 2021, with the remainder vesting in 48 equal monthly installments thereafter, subject to continuous service on each such date, until Dr. Rigetti’s departure on December 15, 2022.

(13)	25% of the RSU vested on August 12, 2022, and the remainder shall vest in 36 equal monthly installments, subject to continuous service on each such date.
(14)	The RSU shall vest in 48 equal monthly installments commencing February 25, 2022, subject to continuous service on each such date.
(15)	11.49988% of this option vested and became exercisable on February 18, 2020, with the remainder vesting in 48 equal monthly installments thereafter, subject to continuous service on each such date.
(16)	20% of this option vested and became exercisable on July 18, 2019, with the remainder vesting in 48 equal monthly installments thereafter, subject to continuous service on each such date.
(17)	This option vests and became exercisable in equal monthly installments over a period of five years commencing April 1, 2019, subject to continuous service on each such date.
(18)	Dr. Kulkarni was appointed the Company’s President and Chief Executive Officer on December 12, 2022.
(19)	Mr. Danis served as the Company’s Interim President and Chief Executive Officer from November 12, 2022 to December 12, 2022.
(20)
Dr. Rigetti resigned as the Company’s President and Chief Executive Officer on November 12, 2022 and served as a director and non-executive employee of the Company until December 15, 2022. The shares included in this table represent the shares vested with respect to option awards held by Dr. Rigetti as of the last date of his employment with the Company on December 15, 2022. Dr. Rigetti’s post-termination exercise period for option awards expired on March 15, 2023.

Health and Welfare and Retirement Benefits; Perquisites
All of Rigetti’s named executive officers are eligible to participate in Rigetti’s employee benefit plans, including medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of Rigetti’s other full-time employees. We pay the premiums for medical, dental, vision, group term life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances.
401(k) Plan
Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Employment Arrangements with Executive Officers
Each of Dr. Kulkarni, Mr. Danis and Mr. Harburn are, and each of Dr. Rigetti, Mr. Sereda and Mr. Naidu was, an at-will employee. Except as set forth below, as of the date of this proxy statement, we have not entered into any employment agreements or offer letters with our named executive officers.

Dr. Subodh Kulkarni
In December 2022, we entered into an executive employment agreement with Dr. Kulkarni. Pursuant to the executive employment agreement, Dr. Kulkarni will perform the Chief Executive Officer’s duties; provided that, for the initial period beginning on the December 12, 2022 and continuing through January 8, 2023, Dr. Kulkarni will perform the Chief Executive Officer’s duties within a time commitment averaging approximately fifty percent (50%) of that of a full-time professional while Dr. Kulkarni provides transition consulting services to CyberOptics. Pursuant to the executive employment agreement, Dr. Kulkarni will receive an annual base salary of $585,000 (prorated for the period described in the foregoing sentence) and will be eligible: (i) to participate in the Company’s benefit plans; (ii) to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements which the Company may have in effect from time to time; (iv) to receive a one-time relocation benefit in the gross amount of $130,000 if Dr. Kulkarni relocates to the Bay Area, California by no later than 120 days following December 12, 2022; and (iii) starting with calendar year 2023, a discretionary annual cash bonus of a target amount equal to $290,000, subject to review and adjustment by the Company and dependent on his continuous performance of services to the Company through the last date of the applicable performance period and the actual achievement by him and the Company of applicable performance targets and goals set by the Board of Directors or the Compensation Committee of the Board of Directors.
The executive employment agreement also provides for the grant of an option to purchase up to 1,250,000 shares of Common Stock (the “Dr. Kulkarni Initial Option”), which award was granted on December 12, 2022 pursuant to the form of option award agreement previously adopted and disclosed by the Company. The Dr. Kulkarni Initial Option has an exercise price equal to the closing price per share of the Company’s Common Stock on the grant date, and will vest in accordance with the following schedule: 12/36ths of the total shares subject to the Dr. Kulkarni Initial Option will vest on the one year anniversary of the vesting commencement date, and 1/36th of the total shares subject to the Dr. Kulkarni Initial Option will vest each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), in each case, subject to Dr. Kulkarni’s continuous service through each such date.
Additionally, the executive employment agreement provides for the grant of an option to purchase up to 500,000 shares of Common Stock (the “Dr. Kulkarni Performance Options”), which award was granted on December 12, 2022 pursuant to the form of option award agreement previously adopted and disclosed by the Company. The Dr. Kulkarni Performance Option has an exercise price equal to the closing price per share of the Company’s Common Stock on the grant date, and is subject to a time-based vesting requirement (the “Dr. Kulkarni Time-Based Vesting Requirement”) and a performance-based vesting requirement (the “Dr. Kulkarni Performance-Based Vesting Requirement”). To the extent that the Dr. Kulkarni Performance-Based Vesting Requirement is satisfied prior to the termination of Dr. Kulkarni’s continuous service, the Dr. Kulkarni Performance Option will vest and become exercisable without regard to the Time-Based Vesting Requirement. However, the Dr. Kulkarni Performance Option will not vest and become exercisable unless and until the Dr. Kulkarni Performance-Based Vesting Requirement has been satisfied, even if the Dr. Kulkarni Time-Based Vesting Requirement has been satisfied. The Dr. Kulkarni Time-Based Vesting Requirement will be satisfied as follows: 12/36ths of the total shares subject to the Performance Option will satisfy the Dr. Kulkarni Time-Based Vesting Requirement on the one year anniversary of the vesting commencement date, and 1/36th of the total shares subject to the Dr. Kulkarni Performance Option will satisfy the Dr. Kulkarni Time-Based Vesting Requirement each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), in each case, subject to Dr. Kulkarni’s continuous service through each such date. The Dr. Kulkarni Performance-Based Vesting Requirement will be satisfied with respect to 250,000 shares to the extent that the closing price per share of the Company’s Common Stock is $5.00 or higher and, with respect to the other 250,000 shares, the closing price per share of the Company’s Common Stock is $10.00 or higher, for any twenty trading days during any consecutive thirty trading day period during the five-year period beginning on the December 12, 2022 and ending on the fifth anniversary thereof. Any portion of the Dr. Kulkarni Performance Option that has not satisfied the Dr. Kulkarni Performance-Based Vesting Requirement on or prior to the fifth anniversary of the December 12, 2022 will be forfeited.
Rick Danis
Executive Employment Agreement
In January 2022, we entered into an executive employment agreement with Mr. Danis, which was amended and restated on February 2, 2022 and became effective upon and concurrent with the Closing of the Business

Combination. Pursuant to the executive employment agreement, Mr. Danis receives an annual base salary of $309,000 and is eligible: (i) to participate in Rigetti’s benefit plans; (ii) subject to the approval of the Board of Directors, to receive restricted stock units to acquire shares of Common Stock (the “PSU Awards”), if certain performance-based milestones established by Rigetti are satisfied in the future and provided that Mr. Danis remains continuously employed by Rigetti through the date that the Board of Directors or the Compensation Committee grants such PSU Awards (subject to continued employment for a three-year period); (iii) to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements which Rigetti may have in effect from time to time; and (iv) a discretionary annual cash bonus of a target amount equal to 25% of the base salary, subject to review and adjustment by the Board of Directors. Mr. Danis is entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.”
The executive employment agreement also provided for the grant of an initial restricted stock unit award to purchase 164,685 (the “Mr. Danis Initial RSU Award”) shares of Common Stock, which was granted on June 10, 2022.
This award vests in accordance with the following schedule: (i) 50% of the total number of Mr. Danis Initial RSU Awards will vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of 12 months and (ii) the remaining 50% of the total number of Mr. Danis Initial RSU Awards will vest in in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of four years, with prongs (i) and (ii) occurring concurrently, such that, at the end of the 12-month period immediately following the vesting commencement date, 62.5% of the total number of Initial RSU Awards will have vested (subject to the Executive’s Continuous Service (as defined in the 2022 Plan) on such vesting date). The executive employment agreement also provided that, contingent upon the occurrence of the Closing and Mr. Danis’ continued employment with Rigetti through such date, Mr. Danis shall receive a cash bonus between $50,000 and $500,000, determined by the Board of Directors based on the gross proceeds of the transactions contemplated by the Merger Agreement, in recognition of his contributions to Rigetti and 25,000 shares of Common Stock subject to the approval of the Board of Directors or the Compensation Committee of the Board of Directors and Mr. Danis’ continued employment with Rigetti through such date. In addition, the executive employment agreement provides that Mr. Danis will receive Rigetti 2022 Annual RSUs (as defined below) to purchase 334,700 shares of Common Stock, which will vest monthly over four years, provided that Mr. Danis is continuously employed for such period, or vesting 100% upon a Change in Control (as defined in the 2022 Plan), which award was granted on June 10, 2022. The executive employment agreement further provides that Rigetti will reimburse Mr. Danis for reasonable business expenses in accordance with the company’s standard expense reimbursement policy, as the same may be modified from time to time. In addition, Mr. Danis is eligible to receive certain employee benefits, including medical, vision, dental, life insurance, and participation in a Section 401(k) retirement plan (as described above).
Interim CEO Letter Agreement
On December 9, 2022, the Company entered into a letter agreement (the “Interim CEO Letter”) with Mr. Danis, governing the terms of his service as the Company’s Interim President and Chief Executive Officer from November 12, 2022 to December 12, 2022 (the “Interim CEO Period”). During the Interim CEO Period, Mr. Danis’ base salary increased to $83,333 per month. Mr. Danis was also eligible to receive a one-time bonus in the amount of $67,109.47, provided that, all of the stock options held by Mr. Danis as of the date of the Interim CEO Letter were exercised prior to the three-month anniversary of the date of the Interim CEO Letter. In addition, pursuant to the Interim CEO Letter, on December 9, 2022. Mr. Danis was awarded an initial grant of 147,058 RSUs in connection with his service as Interim CEO (the “First Interim CEO RSU Award”) and on March 30, 2023, the Company granted Mr. Danis an additional RSU award of 454,545 RSUs (the “Second Interim CEO RSU Award”). The Initial RSU Award vested in three equal monthly installments on December 31, 2022, January 31, 2023 and February 28, 2023. Subject to Mr. Danis’ continued service with the Company through each applicable vesting date, the Second Interim CEO RSU Award will vest in twelve equal monthly installments following the vesting commencement date of February 20, 2023.
If the Interim CEO Period had extended beyond the first three months, Mr. Danis would have become entitled to receive an RSU award having a grant date fair value equal to $50,000 for each month beyond such initial three-month period. The First Interim CEO RSU Award and the Second Interim CEO RSU Award are governed by the Company’s

2022 Equity Incentive Plan and an RSU award agreement adopted thereunder. In the event of a change in control of the Company, the vesting of the Second Interim CEO RSU Award will be accelerated in full immediately prior to the consummation of such change in control, subject to Mr. Danis’ continued service with the Company through such date.
Chad Rigetti
Executive Employment Agreement
In January 2022, we entered into an executive employment agreement with Dr. Rigetti, which was amended and restated on February 2, 2022 and became effective upon and concurrent with the Closing of the Business Combination. Dr. Rigetti resigned as the Company’s President and Chief Executive Officer on November 12, 2022 and resigned from the Board of Directors on December 15, 2022. Pursuant to the executive employment agreement, Dr. Rigetti received an annual base salary of $446,000 and was eligible: (i) to participate in Rigetti’s benefit plans; (ii) subject to the approval of the Board of Directors, to receive PSU Awards, if certain performance-based milestones established by Rigetti are satisfied in the future and provided that Dr. Rigetti has remained continuously employed by Rigetti through the date that the Board of Directors or the Compensation Committee grants such PSU Awards (subject to continued employment for a three-year period); (iii) to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements which Rigetti may have in effect from time to time; and (iv) a discretionary annual cash bonus of a target amount equal to 25% of the base salary, subject to review and adjustment by the Board of Directors. Dr. Rigetti was entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.”
The executive employment agreement also provided for the grant of an initial restricted stock unit award to purchase 2,857,444 (the “Dr. Rigetti Initial RSU Award”) shares of Common Stock, which was granted on June 10, 2022.
This award vested in accordance with the following schedule: (i) 50% of the total number of Dr. Rigetti Initial RSU Awards will vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of 12 months and (ii) the remaining 50% of the total number of Dr. Rigetti Initial RSU Awards will vest in in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of four years, with prongs (i) and (ii) occurring concurrently, such that, at the end of the 12-month period immediately following the vesting commencement date, 62.5% of the total number of Initial RSU Awards will have vested (subject to the Executive’s Continuous Service (as defined in the 2022 Plan) on such vesting date). The executive employment agreement also provided that, contingent upon the occurrence of the Closing and Dr. Rigetti’s continued employment with Rigetti through such date, Dr. Rigetti would receive a cash bonus between $50,000 and $750,000, determined by the Board of Directors based on the gross proceeds of the transactions contemplated by the Merger Agreement, in recognition of his contributions to Rigetti and 45,000 shares of Common Stock subject to the approval of the Board of Directors or the Compensation Committee of the Board of Directors and Dr. Rigetti’s continued employment with Rigetti through such date. The transaction cash bonus and transaction bonus stock awards to Mr. Rigetti were granted in fiscal year 2022. In addition, the executive employment agreement provides that Dr. Rigetti would receive Rigetti 2022 Annual RSUs to purchase 334,700 shares of Common Stock, which vested monthly over four years, provided that Dr. Rigetti is continuously employed for such period, or vesting 100% upon a Change in Control (as defined in the 2022 Plan). The Rigetti 2022 Annual RSUs to Dr. Rigetti were granted on June 10, 2022. The executive employment agreement further provided that Rigetti would reimburse Dr. Rigetti for reasonable business expenses in accordance with the company’s standard expense reimbursement policy, as the same may be modified from time to time. In addition, Dr. Rigetti was eligible to receive certain employee benefits, including medical, vision, dental, life insurance, and participation in a Section 401(k) retirement plan (as described above). On November 12, 2022, the Board of Directors accepted the resignation of Dr. Rigetti as the Company’s President and Chief Executive Officer. Dr. Rigetti continued as a director and non-executive employee of Rigetti until December 15, 2022.
Separation Agreement
In connection with Dr. Rigetti’s resignation as the Company’s President and Chief Executive Officer and consistent with the terms of his executive employment agreement for termination by the employee for “good reason” (as defined in the executive employment agreement), we entered into a Separation Agreement with Dr. Rigetti on February 14, 2023 (the “Separation Agreement”), under which Dr. Rigetti is entitled to: (i) cash severance of

$446,000, which is an amount equal to 12 months of Dr. Rigetti’s base salary in effect as of the Separation Date, payable in installments commencing on the Company’s first regular payroll date that is at least sixty (60) days following the Separation Date (but no earlier than the effective date of the Separation Agreement), provided that on the first payment date, the Company will make a catch-up payment equal to the aggregate amount of cash severance payments that would have been paid to him through such date had the payments commenced on the first regularly scheduled payroll date following the Separation Date, and (ii) provided Dr. Rigetti timely elects continued coverage under COBRA, payment of COBRA premiums to continue health insurance coverage for him and his eligible dependents until the earliest of (a) twelve (12) months following the Separation Date, (b) the date when Dr. Rigetti becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date when Dr. Rigetti ceases to be eligible for COBRA continuation coverage for any reason, including plan termination, or a taxable payment in lieu of such payment if determined necessary by the Company to comply with law. The Separation Agreement additionally includes a customary general release of claims by Dr. Rigetti in favor of the Company and certain related parties.
Brian Sereda
We entered into an offer letter agreement with Mr. Sereda as Chief Financial Officer on July 1, 2021, pursuant to which Mr. Sereda is entitled to an annual base salary of $325,000. In addition, Mr. Sereda received a start bonus in the amount of $75,000 that is subject to repayment if Mr. Sereda’s employment with Rigetti is terminated for any reason prior to the one-year anniversary of his start date. Pursuant to the offer letter agreement, Mr. Sereda received 1,048,875 RSUs for shares of Common Stock. The offer letter agreement provides that Mr. Sereda is eligible to receive an annual performance-based cash bonus for each fiscal year under Rigetti’s performance-based bonus program with a target bonus opportunity of 16% of his base salary actually paid based on the achievement of performance criteria established by the Board of Directors, the compensation committee of the Board of Directors (or their designee) for fiscal year 2021.
In January 2022, we entered into an executive employment agreement with Mr. Sereda, which was amended and restated on February 2, 2022 and became effective upon and concurrent with the Closing of the Business Combination and which replaced Mr. Sereda’s existing offer letter agreement. Pursuant to the executive employment agreement, Mr. Sereda received an annual base salary of $348,000 and was eligible: (i) to participate in Rigetti’s benefit plans; (ii) subject to the approval of the Board of Directors, to receive PSU’s, if certain performance-based milestones established by Rigetti are satisfied in the future and provided that Mr. Sereda has remained continuously employed by Rigetti through the date that the Board of Directors or the Compensation Committee grants such PSU Awards (subject to continued employment for a three-year period); (iii) to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements which Rigetti may have in effect from time to time; and (iv) a discretionary annual cash bonus of a target amount equal to 25% of the base salary, subject to review and adjustment by the Board of Directors. Mr. Sereda was entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.”
The executive employment agreement also provided for the grant of an initial restricted stock unit award to purchase 8,791 (the “Sereda Initial RSU Award”) shares of Common Stock, which was granted on June 10, 2022.
This award vested in accordance with the following schedule: one-forty eighth (1/48th) of the total number of Sereda Initial RSU Awards (rounded down, except for the final scheduled vesting installment) will satisfy time-based vesting each month following the vesting commencement date over a period of four years. The executive employment agreement also provided that, contingent upon the occurrence of the Closing and Mr. Sereda’s continued employment with Rigetti through such date, Mr. Sereda would receive a bonus between $0 and $25,000, determined by the Board of Directors based on the gross proceeds of the transactions contemplated by the Merger Agreement, in recognition of his contributions to Rigetti and 5,000 shares of Common Stock subject to the approval of the Board of Directors or the Compensation Committee of the Board of Directors and Mr. Sereda’s continued employment with Rigetti through such date. The transaction cash bonus and transaction bonus stock awards were granted to Mr. Sereda in fiscal year 2022. In addition, the executive employment agreement provides that Mr. Sereda would receive Rigetti 2022 Annual RSUs to purchase 128,600 shares of Common Stock, which vest monthly over four years, provided that Mr. Sereda is continuously employed for such period, or vesting 100% upon a Change in Control (as defined in the 2022 Plan). The Rigetti 2022 Annual RSUs were granted on June 10, 2022. The executive employment agreement further provides that Rigetti will reimburse Mr. Sereda for reasonable business expenses in accordance with Rigetti’s standard expense reimbursement policy, as the same may be modified from time to time. In addition, Mr. Sereda was eligible to receive certain employee benefits, including medical, vision, dental, life insurance, and participation in a Section 401(k) retirement plan (as described above).
Mr. Sereda’s position as Chief Financial Officer terminated effective February 15, 2023, after which he served as a non-executive employee through March 31, 2023 to assist with the transition to the Company’s new Chief Financial Officer. Pursuant to the terms of Mr. Sereda’s separation agreement, consistent with the terms of his executive employment agreement for a termination without cause and subject to his execution and non-revocation of a general waiver and release of claims, following the last day of Mr. Sereda’s employment with us, he is entitled to receive (a) continuing payments of his then-current annual base salary for twelve months (approximately $348,000); and (b) payment of the premiums necessary to continue health insurance coverage for himself and his eligible dependents under our group health plans pursuant to COBRA or similar state insurance laws, for up to twelve months.
Michael Harburn
In January 2022, we entered into an executive employment agreement with Mr. Harburn, which was amended and restated on February 2, 2022 and became effective upon and concurrent with the Closing of the Business Combination. Pursuant to the executive employment agreement, Mr. Harburn received an annual base salary of $345,000 and was eligible: (i) to participate in Rigetti’s benefit plans; (ii) subject to the approval of the Board of Directors, to receive PSU Awards, if certain performance-based milestones established by Rigetti are satisfied in the future and provided that Mr. Harburn has remained continuously employed by Rigetti through the date that the Board of Directors or the Compensation Committee grants such PSU Awards (subject to continued employment for a three-year period); (iii) to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements which Rigetti may have in effect from time to time; and (iv) a discretionary annual cash bonus of a target amount equal to 25% of the base salary, subject to review and adjustment by the Board of Directors. Mr. Harburn was entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.”
The executive employment agreement also provided for the grant of an initial restricted stock unit award to purchase 207,178 (the “Mr. Harburn Initial RSU Award”) shares of Common Stock, which was granted on June 10, 2022.
This award vested in accordance with the following schedule: (i) one-forty eighth (1/48th) of the total number of Mr. Harburn Initial RSU Awards (rounded down, except for the final scheduled vesting installment) will satisfy time-based vesting each month following the vesting commencement date over a period of four years. The executive employment agreement also provides that Mr. Harburn would receive Rigetti 2022 Annual RSUs (as defined below) to purchase 102,900 shares of Common Stock, which vested monthly over four years, provided that Mr. Harburn is continuously employed for such period, or vesting 100% upon a Change in Control (as defined in the 2022 Plan). The Rigetti 2022 Annual RSUs were granted on June 10, 2022. The executive employment agreement further provided that Rigetti would reimburse Mr. Harburn for reasonable business expenses in accordance with the company’s standard expense reimbursement policy, as the same may be modified from time to time. In addition, Mr. Harburn was eligible to receive certain employee benefits, including medical, vision, dental, life insurance, and participation in a Section 401(k) retirement plan (as described above).
On February 9, 2023, Mr. Harburn’s employment with the Company was terminated. Pursuant to the terms of Mr. Harburn’s separation agreement, consistent with the terms of his executive employment agreement for a termination without cause and subject to his execution and non-revocation of a general waiver and release of claims, following the last day of Mr. Harburn’s employment with us, he is entitled to receive (a) continuing payments of his then-current annual base salary for twelve months (approximately $345,000); and (b) payment of the premiums necessary to continue health insurance coverage for himself and his eligible dependents under our group health plans pursuant to COBRA or similar state insurance laws, for up to twelve months.
Taryn Naidu
We originally entered into an offer letter with Mr. Naidu in March 2019. Pursuant to this offer letter, Mr. Naidu was granted an option to purchase 157,397 shares of Common Stock at an original exercise price of $7.09 per share (not reflecting the Exchange Ratio) on April 4, 2019, such exercise price being reduced to $0.272 per share by a unanimous written consent of the Legacy Rigetti Board of Directors on May 22, 2020 in connection with the Repricing. In connection with the Repricing on May 22, 2020, Mr. Naidu was also granted a “refresh” option to purchase 647,032 shares of Common Stock.

In January 2022, we entered into an executive employment agreement with Mr. Naidu, which was amended and restated on February 2, 2022 and which became effective contingent upon and concurrent with the Closing of the Business Combination. Pursuant to the executive employment agreement and prior to the termination of Mr. Naidu’s employment on April 18, 2022, Mr. Naidu was entitled to receive an annual base salary of $379,000 and was eligible: (i) to participate in Rigetti’s benefit plans; (ii) subject to the approval of the Board of Directors, to receive PSU Awards if certain performance-based milestones established by Rigetti are satisfied in the future and provided that Mr. Naidu remained continuously employed by Rigetti through the date that the Board of Directors or the Compensation Committee were to grant such PSU Awards (subject to continued employment for a three-year period); (iii) to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements which Rigetti may have in effect from time to time; and (iv) a discretionary annual cash bonus of a target amount equal to 25% of the base salary, subject to review and adjustment by the Board of Directors. Under certain circumstances, Mr. Naidu was entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.”
The executive employment agreement also provided for the grant of an initial restricted stock unit award to purchase 444,450 (the “Naidu Initial RSU Award”) shares of Common Stock, which he did not receive as his employment was terminated prior to the date of grant. The executive employment agreement also provided that to be eligible for the Naidu Initial RSU Award, Mr. Naidu was required to be employed by the Company when the Board of Directors or the Compensation Committee grants the Naidu Initial RSU Award. This award would have vested in accordance with the following schedule: (i) 50% of the total number of Initial RSU Awards vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of 12 months and (ii) the remaining 50% of the total number of Naidu Initial RSU Awards vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of four years, with prongs (i) and (ii) occurring concurrently, such that, at the end of the 12-month period immediately following the vesting commencement date, 62.5% of the total number of Naidu Initial RSU Awards were to have vested (subject to the Executive’s Continuous Service (as defined in the 2022 Plan) on such vesting date). The executive employment agreement also provided that, contingent upon the occurrence of the Closing and Mr. Naidu’s continued employment with Rigetti through such date, Mr. Naidu would be entitled to receive a bonus between $50,000 and $750,000, determined by the Board of Directors based on the gross proceeds of the transactions contemplated by the Merger Agreement, in recognition of his contributions to Rigetti and 45,000 shares of Common Stock subject to the approval of the Board of Directors or the Compensation Committee of the Board of Directors and Mr. Naidu’s continued employment with Rigetti through such date. In addition, the executive employment agreement provided that Mr. Naidu would receive Rigetti 2022 Annual RSUs to purchase 161,300 shares of Common Stock, which he did not receive as his employment was terminated prior to the grant date, which would have vested monthly over four years, provided that Mr. Naidu is continuously employed for such period, or vesting 100% upon a Change in Control (as defined in the 2022 Plan). The executive employment agreement also provided that to be eligible for the Rigetti 2022 Annual RSUs, Mr. Naidu was required to be employed by the Company when the Board of Directors or the Compensation Committee grants the Rigetti 2022 Annual RSUs. The executive employment agreement further provided that Rigetti would reimburse Mr. Naidu for reasonable business expenses in accordance with Rigetti’s standard expense reimbursement policy, as the same may be modified from time to time. In addition, Mr. Naidu was eligible to receive certain employee benefits, including medical, vision, dental, life insurance, and to participate in a Section 401(k) retirement plan (as described above). On April 18, 2022, Mr. Naidu’s employment with Rigetti was terminated. Mr. Naidu did not receive severance or benefits in connection with the termination of his employment.
Potential Payments Upon Termination or Change in Control
Each of Dr. Kulkarni and Mr. Danis is entitled, and each of Dr. Rigetti prior to his resignation, and Mr. Sereda, Mr. Harburn and Mr. Naidu prior to their terminations, was entitled, to the following severance benefits pursuant to his respective employment agreement if his employment is terminated by Rigetti without “Cause” or by the executive for “Good Reason,” and provided such executive officer timely executes and does not revoke a release of claims in Rigetti’s favor, (a) continuing payments of his then-current annual base salary for twelve months; (b) payment of the premiums necessary to continue health insurance coverage for himself and his eligible dependents under Rigetti’s group health plans pursuant to COBRA or similar state insurance laws, for up to twelve months; and (c) Accrued Obligations (as defined in the respective executive employment agreement), which include accrued but unpaid salary through the date of termination, unreimbursed expenses, and benefits owed to such executive officer under retirement or health plans in which such executive officer was a participant.

If the named executive officer’s employment is terminated by Rigetti other than for “Cause,” death or disability or by such executive officer for “Good Reason” within three months prior to or twelve months after a Change in Control (as defined in the 2022 Plan), then, in lieu of and not in addition to any other severance benefit, (i) 100% of the then-unvested portion of each of his outstanding equity awards will become fully vested; (ii) Rigetti will pay such executive officer a lump sum equal to his then current annual base salary; (iii) subject to such executive officer making certain elections, Rigetti will pay certain COBRA premiums necessary to continue his and his covered dependents’ health insurance coverage; and (iv) Rigetti will pay a bonus to such executive officer equivalent to a pro rata share of his full Target Amount (as defined in the respective executive employment agreement), for the portion of the performance year completed when his termination occurs.
Under each of the named executive officer’s employment agreement, “Cause” means that we have determined in our sole discretion that the executive officer has engaged in any of the following: (i) his material breach of any covenant or condition under the executive employment agreement or any other agreement between the parties, and, to the extent curable, such executive officer has not cured such breach after the expiration of ten (10) days after written notice from us of such breach; (ii) his material act constituting dishonesty, fraud, immoral or disreputable conduct in connection with his duties to us; (iii) any conduct which constitutes a felony or a crime of moral turpitude under applicable law; (iv) material violation of our policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of the Company; (vi) negligence or incompetence in the performance of Rigetti’s duties or failure to perform such duties in a manner satisfactory to us after the expiration of ten (10) days without cure after written notice of such failure; or (vii) his breach of fiduciary duty to the Company.
Under each named executive officer’s employment agreement, “Good Reason” means the occurrence of any of the following events without such executive officer’s consent: (i) a material reduction in his base salary, other than a reduction applied in a similar proportional amount to all similarly situated executives; (ii) a material breach of the executive employment agreement by Rigetti; (iii) a material reduction in the his duties, authority and responsibilities relative to the his duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) the relocation of his principal place of employment, without his consent, in a manner that lengthens his one-way commute distance by twenty-five (25) or more miles from his then-current principal place of employment immediately prior to such relocation; not to include a requirement to return to in-person work, in which circumstance Good Reason will not apply; provided, however, that, any such termination by such executive officer shall only be deemed for Good Reason pursuant to this definition if: (1) such executive officer gives Rigetti written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that his believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) Rigetti fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) such executive officer voluntarily terminates employment within thirty (30) days following the end of the Cure Period, or the parties agree in writing to extend such Cure Period. With respect to the executive employment agreements entered into by and between Rigetti and each of Dr. Kulkarni and Dr. Rigetti and Messrs. Naidu and Sereda, “Good Reason” shall also mean the occurrence of a material change in the executive officer’s reporting relationship, other than such change made directly in connection with organizational changes resulting from a Change in Control (as defined in the executive employment agreements).

Director Compensation
The following table sets forth information concerning the compensation of Legacy Rigetti’s directors for fiscal year 2022. Dr. Kulkarni, our Chief Executive Officer, and Dr. Rigetti, our former Chief Executive Officer, did not receive additional compensation for their services as directors in fiscal year 2022, and therefore are not included in the Director Compensation table below. All compensations paid to Dr. Kulkarni and Dr. Rigetti are reported above in the “Summary Compensation Table.”
Name	Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Alissa Fitzgerald	124,167	349,986	—	474,153
Ray Johnson	43,333	349,986	—	393,319
David Cowan	37,083	349,986	—	387,069
Cathy McCarthy	146,425	349,986	—	496,411
Michael Clifton	38,333	349,986	—	388,319
H. Gail Sandford	40,583	349,986	—	390,569
General Peter Pace(3)	32,064	349,986	—	382,050
(1)
This column represents cash compensation for their service as a director during the fiscal year ended December 31, 2022. Cash compensation for non-employee directors for fiscal year 2022 was determined pursuant to the Non-Employee Director Compensation Policy described below. Ms. Fitzgerald and Ms. McCarthy were each awarded additional cash compensation of $75,000 in connection with their significant time and commitment to performing services as non-employee directors of the Board of Directors during fiscal year 2022.

(2)
This column reflects the aggregate grant date fair value of the restricted stock units granted to the director during fiscal year 2022 under the 2013 Plan and 2022 Plan, as applicable. The aggregate grant date fair value is computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022. This amount does not reflect the actual economic value that may be realized by the director.

(3)	General Peter Pace resigned as a director of the Company, effective July 15, 2022.
(4)	The table below shows for each non-employee director who was serving, and held outstanding equity awards, as of December 31, 2022.
Name	Shares Underlying Options Outstanding (Vested) at Fiscal Year End	Shares Underlying Options Outstanding (Unvested) at Fiscal Year End	Unvested Stock Awards at Fiscal Year End
Alissa Fitzgerald	241,445	53,664	67,436
Ray Johnson	203,320	91,800	67,436
David Cowan	—	—	67,436
Cathy McCarthy	—	—	221,340
Michael Clifton	—	—	67,436
H. Gail Sandford	—	—	67,436
General Peter Pace*	—	—	—
*	General Peter Pace resigned as a director of the Company, effective July 15, 2022.
Non-Employee Director Compensation Policy
The Company’s amended non-employee director compensation policy, effective as of June 8, 2022, consists of annual cash retainers of $40,000 for each non-employee director and an additional $25,000 for the chairperson of the Board of Directors; an additional $20,000 and $10,000 for the chairperson and each member of the audit committee of the Board of Directors, respectively; an additional $12,000 and $6,000 for the chairperson and each member of the compensation committee of the Board of Directors, respectively; and an additional $9,000 and $4,500 for the chairperson and each member of the nominating and corporate governance committee of the Board of Directors, respectively.
For each member of the Board of Directors who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”), the amended non-employee director compensation policy provides for initial grants of RSUs equivalent to $210,000 (the “Initial RSU Grant”). The

Initial RSU Grant will vest over a three-year period, with one-third (1/3) of the Initial RSU Grant vesting on the first anniversary of the grant date, one-third (1/3) of the Initial RSU Grant vesting on the second anniversary of the grant date and the remaining one-third (1/3) of the Initial RSU Grant vesting on the third anniversary of the grant date, such that the Initial RSU Grant is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service through each such vesting date. On June 10, 2022, each non-employee director then serving on the Board of Directors was granted an Initial RSU Grant of 40,462 RSUs.
The amended non-employee director compensation policy also provides for annual grants of RSUs to each Eligible Director equivalent to $140,000 starting in 2022 and in future years, which will vest in full on the earlier of (i) the date of the following year’s annual meeting (or the date immediately prior to the next annual meeting if the Eligible Director’s service as a director ends at such annual meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the one-year anniversary measured from the date of grant, in each case. In the event of a Change in Control (as defined in the 2022 Plan), any unvested portion of the RSUs would vest immediately prior to the consummation of such Change in Control. On June 10, 2022, each non-employee director of the Board of Directors was granted an annual grant of 26,974 RSUs.
The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board of Directors and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense Policy, as in effect from time to time.
Emerging Growth Company and Smaller Reporting Company Status
As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation or golden parachute payments, and to provide information relating to the ratio of total compensation of our CEO to the median of the annual total compensation of all of our employees and pay versus performance, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2022.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders:
Rigetti & Co, Inc. 2013 Equity Incentive Plan(1)	7,089,653	0.272	—
QxBranch, Inc. 2018 Equity Compensation Plan(1)	2,053	0.272	—
Rigetti Computing, Inc. 2022 Equity Incentive Plan	1,750,000	0.964	4,748,116(2)
Rigetti Computing, Inc. 2022 Employee Stock Purchase Plan	—	—	3,055,370(3)
Equity Compensation plans not approved by stockholders	—	—	—
Total	8,841,706	0.503	7,803,486
(1)	Following the adoption of the 2022 Plan, no additional equity awards have been or will be granted under the 2013 Plan or QxBranch Plan.
(2)
The number of shares of Common Stock reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, in an amount equal to 5% of the total number of shares of the Company’s Capital Stock (as defined in the 2022 Plan) outstanding on a fully diluted basis on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock (or zero). Pursuant to the terms of the 2022 Plan, the number of shares available under the 2022 Plan was increased by 8,133,098 shares effective January 1, 2023.

(3)
The number of shares of Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, in an amount equal to the lesser of (i) 1% of the total number of shares of Capital Stock (as defined in the ESPP) of the Company outstanding on a fully diluted basis on December 31st of the preceding calendar year, and (ii) 3,055,370 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. Pursuant to the terms of the ESPP, 1,626,619 shares were added to the reserve on January 1, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company regarding the beneficial ownership of Common Stock as of April 1, 2023, by:
•	each person known by the Company to be the beneficial owner of more than 5% of outstanding shares of Common Stock;
•
each of the Company’s named executive officers, including its former Chief Executive Officer, former Chief Financial Officer, former Chief Operating Officer and former Chief Technology Officer, and directors;

•	all current executive officers and directors of the Company as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on 129,171,170 shares of Common Stock issued and outstanding as of April 1, 2023. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to equity awards issuable upon exercise or settlement and warrants, as applicable, held by the person that are currently exercisable or would be exercisable within 60 days of April 1, 2023, however we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to the securities they beneficially owned.
Name of Beneficial Owner[1]	Number of Shares of Common Stock Beneficially Owned	% of Ownership
Directors and Named Executive Officers
Subodh Kulkarni(2)	—	*
Rick Danis(3)	723,890	*
Brian Sereda(4)	211,432	*
Chad Rigetti(5)	6,144,379	4.7%
Taryn Naidu(6)	796,326	*
Mike Harburn(7)	445,118	*
David Cowan(8)	—	—
Alissa Fitzgerald(9)	224,499	*
Ray Johnson(10)	253,179	*
Cathy McCarthy(11)	73,780	*
Michael Clifton(12)	1,671,000	1.3%
H. Gail Sandford	—	—
All current executive officers and directors as a group (8 persons)	3,393,945	2.6%
Five Percent Holders
AVG Entities(13)	7,588,642	5.9%
Entities affiliated with Bessemer Venture Partners(14)	21,582,218	16.7%
Insurance Company of the West(15)	9,178,816	7.1%
(1)	Unless otherwise noted, the mailing address of each of those listed in the table above is 775 Heinz Avenue, Berkeley, CA, 94710.
(2)	Dr. Kulkarni was appointed President and Chief Executive Officer on December 12, 2022 and as a director of the Board of Directors on December 16, 2022.
(3)
Consists of 489,506 shares of Common Stock, 99,614 shares of Common Stock subject to outstanding stock options that are exercisable within 60 days of April 1, 2023 and 134,770 shares of Common Stock issuable upon the settlement of restricted stock units within 60 days of April 1, 2023.

(4)	Information provided for Mr. Sereda is as of March 27, 2023, his last date of employment with the Company. Consists of shares of Common Stock.
(5)	Information based on a Schedule 13D/A filed by Dr. Rigetti on January 26, 2023 with the SEC. Includes 2,669,371 shares vested and issuable upon exercise of options as of January 26, 2023.

(6)
Information provided for Mr. Naidu is as of the date of his termination of April 18, 2022. Consists of 199,075 shares of Common Stock held by Mr. Naidu, the former Chief Operating Officer of Rigetti, or his affiliated entity AlphaNuma LLC, and 453,135 shares of Common Stock subject to outstanding stock options that were exercisable at the time of Mr. Naidu’s termination, 121,871 shares of Common Stock issuable upon the settlement of restricted stock units that were releasable at the time of Mr. Naidu’s termination and 22,245 shares subject to the exercise of warrants of the Company.

(7)
Information provided for Mr. Harburn is as of February 9, 2022, his last date of employment with the Company. Consists of 136,368 shares of Common Stock, 275,607 shares of Common Stock subject to outstanding stock options that were exercisable at the time of Mr. Harburn’s termination and 33,143 shares of Common Stock issuable upon the settlement of restricted stock units at the time of Mr. Harburn’s termination.

(8)
David Cowan, a member of the Board of Directors, is a partner at Bessemer Venture Partners. Mr. Cowan disclaims beneficial ownership interest of the securities held by the Bessemer Entities (as defined below) referred to in footnote 14 below, except to the extent of his pecuniary interest, if any, in such securities through an indirect interest in the Bessemer Entities.

(9)	Consists of 224,499shares of Common Stock subject to outstanding stock options that are exercisable within 60 days of April 1, 2023.
(10)	Consists of 22,788 shares of Common Stock and 230,391 shares of Common Stock subject to outstanding stock options that are exercisable within 60 days of April 1, 2023.
(11)	Consists of 73,780 shares of Common Stock.
(12)
Consists of 1,114,750 shares of Common Stock and 556,250 issuable upon the exercise of 556,250 private placement warrants to purchase Common Stock. Includes (i) 309,875 shares subject to vesting that will only vest if, during the five year period following the Closing Date, the volume weighted average price of Common Stock equals or exceeds $12.50 for any twenty trading days within a period of thirty consecutive trading days and (ii) 72,534 shares subject to vesting that will only vest if, during the five year period following the Closing Date, the volume weighted average price of Common Stock equals or exceeds $15.00 for any twenty trading days within a period of thirty consecutive trading days. Any such shares that remain unvested after the fifth anniversary of the Closing Date will be forfeited. Unvested shares of Common Stock are required to be voted as set forth in the Sponsor Support Agreement, see “Transactions with Related Persons—Sponsor Support Agreement.”

(13)
Consists of (i) 860,629 shares of Common Stock held by AVG - BIV Rigetti Trust1 2020, (ii) 1,022,123 shares of Common Stock held by AVG - BIV Rigetti Trust2 2020, (iii) 5,585,461 shares of Common Stock held by AVG - BIV Rigetti Trust3 2020, (iv) 20,429 shares of Common Stock held by AVGF-BIV 2 Rigetti 2017, LLC, and (v) 100,000 shares of Common Stock purchased by Alumni Ventures – Rigetti Trust 2022 in the PIPE Financing. Alumni Ventures Group, LLC is the manager of each of the funds, and has power to vote or direct the voting of shares held by each fund. The address of Alumni Ventures Group, LLC and the funds is 670 N. Commercial Street, Suite 403, Manchester, NH 03101.

(14)
Consists of (i) 9,481,710 shares of Common Stock held by Bessemer Venture Partners X Institutional L.P., or Bessemer Institutional, and 10,100,508 shares of Common Stock held by Bessemer Venture Partners X L.P., or Bessemer X, and together with Bessemer Institutional, the Bessemer Entities, and (ii) 968,400 shares of Common Stock purchased by Bessemer Institutional and 1,031,600 shares of Common Stock purchased by Bessemer X in the PIPE Financing. Deer X & Co. L.P., or Deer X L.P., is the general partner of the Bessemer Entities. Deer X & Co. Ltd., or Deer X Ltd., is the general partner of Deer X L.P. Adam Fisher, Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Ethan Kurzweil, Alex Ferrara, Brian Feinstein and Stephen Kraus are the directors of Deer X Ltd. and hold the voting and dispositive power for the Bessemer Entities. Investment and voting decisions with respect to the securities held by the Bessemer Entities are made by the directors of Deer X Ltd. acting as an investment committee. Mr. Cowan disclaims beneficial ownership interest of the securities of the Company held by the Bessemer Entities except to the extent of his pecuniary interest, if any, in such securities through an indirect interest in the Bessemer Entities. The address for the Bessemer Entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538.

(15)	Consists of 9,178,816 shares of Common Stock held by Insurance Company of the West. The address for Insurance Company of the West is 15025 Innovation Drive, San Diego, CA 92128.

TRANSACTIONS WITH RELATED PERSONS
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this proxy statement, below is a description of transactions since January 1, 2021 to which Rigetti was a party or will be a party, in which:
•	the amounts involved exceeded or will exceed $120,000 (or, if less, 1% of the average of our total assets at December 31, 2022 and 2021, as applicable); and
•
any of our directors, executive officers or holders of more than 5% of the company’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Related Person Transactions Policy
The Board of Directors adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to us by an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our Common Stock), including any of their immediate family members and affiliates and entities owned or controlled by any related person.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of the proposed related person transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our Board of Directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•	the risks, costs, and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or employees generally.
In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. Our audit committee will approve only those transactions that it determines are fair to and in the best interests of the Company and its stockholders. All of the transactions described above were entered into prior to the adoption of such policy.
Supernova Class B Ordinary Shares
On December 22, 2020, Supernova Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering and formation costs in consideration of 5,750,000 Supernova Class B ordinary shares. On January 14, 2021, Supernova effected a share dividend, resulting in 7,187,500 Supernova Class B ordinary shares outstanding. On February 22, 2021, the Supernova Sponsor transferred 28,750 Supernova Class B ordinary shares to each of Supernova’s six former independent director nominees. On March 1, 2021, Supernova effected a share dividend, resulting in 8,625,000 Supernova Class B ordinary shares. In connection with the consummation of the Business Combination, the Supernova Class B ordinary shares were converted into 8,625,000 shares of Common Stock. In August 2022, Supernova Sponsor effected a liquidating pro rata distribution of its shares of Common Stock to its members, pursuant to which Mr. Clifton, one of our directors, received 1,052,250 of Common Stock, of which 382,409 shares are subject to vesting conditions.

Private Placement Warrants
On March 4, 2021, Supernova Sponsor purchased an aggregate of 4,450,000 private placement warrants for a purchase price of $2.00 per whole warrant, or $8,900,000 in the aggregate, in a private placement that occurred simultaneously with the closing of Supernova’s IPO. Each private placement warrant entitles the holder to purchase one share of Common Stock at $11.50 per share, subject to adjustment. The private placement warrants (including the Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Business Combination. In connection with the consummation of the Business Combination, the Supernova private placement warrants were converted into 4,450,000 Private Warrants of the Company to purchase one share of Common Stock at an exercise price of $11.50. In August 2022, Supernova Sponsor effected a liquidating pro rata distribution of its Private Warrants to its members, pursuant to which Mr. Clifton, one of our directors, received 556,250 Private Warrants.
Expense Reimbursement
On December 22, 2020, Supernova Sponsor agreed to loan Supernova an aggregate of up to $300,000 to cover expenses related to Supernova’s IPO pursuant to a promissory note (the “Note”). This Note was non-interest bearing and payable upon the completion of the IPO. Supernova borrowed $275,000 under the Note and repaid the Note in full on March 4, 2021.
Subscription Agreements
At the closing of the Business Combination, (i) Bessemer Venture Partners X L.P. and Bessemer Venture Partners X Institutional L.P. purchased 9,481,710 and 10,100,508 shares of Common Stock in the PIPE Financing, for a purchase price of $10.00 per share pursuant to separate Subscription Agreements, each dated October 6, 2021, and (ii) 62,500 shares of Common Stock were issued to one of our directors, Mr. Clifton, pursuant to the PIPE Financing.
Rigetti Holders Support Agreement
On October 6, 2021, in connection with the execution of the Merger Agreement, Supernova entered into the Rigetti Holders Support Agreement with Legacy Rigetti and certain stockholders of Legacy Rigetti pursuant to which such stockholders agreed to vote to adopt and approve, upon the registration statement on Form S-4 being declared effective, the Merger Agreement and all other documents and transactions contemplated thereby.
Sponsor Support Agreement
On October 6, 2021, in connection with the execution of the Merger Agreement, Supernova entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Supernova Sponsor, Legacy Rigetti and Supernova’s directors and officers. Pursuant to the Sponsor Support Agreement, the Supernova Sponsor and Supernova’s directors and officers (“Sponsor Holders”), among other things, agreed to vote all of their shares of Supernova capital stock in favor of the approval of the Business Combination. In addition, pursuant to the Sponsor Support Agreement, (i) 2,479,000 shares of Common Stock held by the Sponsor Holders became unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, the volume weighted average price of Common Stock equals or exceeds $12.50 for any twenty trading days within a period of thirty consecutive trading days, and (ii) 580,273 shares of Common Stock held by the Sponsor Holders became unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, the volume weighted average price of Common Stock equals or exceeds $15.00 for any twenty trading days within a period of thirty consecutive trading days. Any such shares held by the Sponsor Holders that remain unvested after the fifth anniversary of the Closing will be forfeited. As of the Record Date, none of the shares of Common Stock held by the Sponsor Holders that are subject to vesting had vested. Pursuant to the Sponsor Support Agreement, each Sponsor Holder agreed that, with respect to all of its unvested shares of Common Stock, such shares shall be present at all stockholder meetings for purposes of a quorum and voted at all such meetings, or voted, consented or approved in any other circumstances, upon which such vote, consent or other approval (including providing any written consent as of any specified date) is sought or obtained by or from the Company’s stockholders, in the same manner (including by voting “for” or “against,” abstaining or withholding votes) as, and in the same proportion to, the votes cast “for” or “against,” and abstentions or vote withholdings made, in respect of all shares of Common Stock, held by the holders thereof (other than the unvested shares of Common Stock held by the Sponsor Holders).

Compensation Arrangements, Stock Option Grants and Indemnification for Executive Officers and Directors
We have employment arrangements with our executive officers that, among other things, provide for certain change in control benefits, as well as severance benefits for executive officers. For a description of these agreements with our named executive officers, see “Executive Compensation.”
We have granted stock options, restricted stock units and stock awards to our executive officers and our directors. For a description of these equity awards to our named executive officers and directors, see “Executive Compensation.
Amended and Restated Registration Rights Agreement
In connection with the Closing, we, Supernova Sponsor, Supernova directors and officers, Legacy Rigetti directors and officers and certain of Legacy Rigetti securityholders entered into an amended and restated registration rights agreement. Pursuant to the agreement, we agreed that we would file with the SEC a registration statement registering the resale of certain securities held by or issuable to such holders, and we will use reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof. In certain circumstances, certain holders can demand up to two underwritten offerings in any 12-month period, and certain holders are entitled to piggyback registration rights.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers in addition to the indemnification provided in the Bylaws. The indemnification agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Directors, Executive Officers and Corporate Governance—Limitation on Liability and Indemnification of Directors and Officers” for information about indemnification agreements and director and officer liability insurance which the Company maintains.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to us via email at IR@rigetti.com. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Rick Danis General Counsel and Corporate Secretary
April 28, 2023
We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at https:// investors.rigetti.com/. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is also available without charge upon written request to us via email at IR@rigetti.com.

Appendix A
to Proxy Statement
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
RIGETTI COMPUTING, INC.
Rigetti Computing, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
FIRST: The name of the Corporation is Rigetti Computing, Inc. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on March 1, 2022 under the name of the Corporation (the “Certificate of Incorporation”).
SECOND: Article IV, Paragraph A of the Certificate of Incorporation of the Corporation is amended by adding the following language at the end thereof:
Effective upon the effective time of this Certificate of Amendment (the “Reclassification Effective Time”), each ten (10) shares of Common Stock issued and outstanding or any shares held by the Corporation in treasury immediately prior to the Reclassification Effective Time (the “pre-Reverse Split Common Stock”) shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined into one (1) share of Common Stock (the “post-Reverse Split Common Stock”) without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Reclassification Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any stockholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Reclassification Effective Time (after taking into account and aggregating all fractional shares of post-Reverse Split Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Common Stock (as adjusted to give effect to the Reverse Split) on The Nasdaq Stock Market during regular trading hours for each of the five (5) consecutive trading days immediately preceding the date on which the Reclassification Effective Time occurs. Each stock certificate that, immediately prior to the Reclassification Effective Time, represented shares of pre-Reverse Split Common Stock shall, from and after the Reclassification Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.
THIRD: The foregoing amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.
FOURTH: This Certificate of Amendment, and the amendment to the Certificate of Incorporation contained herein, shall be effective at 5:00 p.m., Eastern Time, on [DATE].
[SIGNATURE PAGE FOLLOWS]
A-1

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on the     day of    ,   .
RIGETTI COMPUTING, INC.

By:
Name:
Title:
A-2

SCAN TO
VIEW MATERIALS & VOTE

RIGETTI COMPUTING, INC.
775 HEINZ AVENUE
BERKELEY, CA 94710

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time on June 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RGTI2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time on June 14, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 8:59 p.m. Pacific Time on June 14, 2023.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V13629-P92192

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RIGETTI COMPUTING, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three Class I directors each to hold office until the 2026 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Subodh Kulkarni
02) Ray Johnson
03) H. Gail Sandford

The Board of Directors recommends you vote FOR the following proposals:

The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

V13630-P92192

RIGETTI COMPUTING, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 15, 2023 9:00 am Pacific Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Subodh Kulkarni and Jeffrey A. Bertelsen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RIGETTI COMPUTING, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 am Pacific Time, on June 15, 2023, virtually at www.virtualshareholdermeeting.com/RGTI2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side